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PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated August 16, 2006)	Registration No. 333-136666

The Bear Stearns Companies Inc.

Medium-Term Notes, Series B

Set forth below is a summary of the terms of the notes offered by this prospectus supplement and the accompanying prospectus. For more detail, see "Description of Notes."

Interest

        The notes have a fixed or floating interest rate. The floating interest rate formula will be based on:

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  Commercial Paper Rate;
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  LIBOR;
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  EURIBOR;
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  Federal Funds Rate;
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  Treasury Rate;
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  Prime Rate;
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  CMT Rate;
  •
  CMS Spread Range Accrual Rate; or
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  Another interest rate formula.

Index Notes

        The principal, interest or other amounts payable on the notes, if any, may be based on one or more indices or other formulas.

  •
  Maturity

        The notes will mature in 9 months or more.

Ranking

        The notes will be our unsecured senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

Sinking Fund

        The notes will not be subject to a sinking fund unless otherwise set forth in the applicable pricing supplement.

Interest Payment Dates

        Interest on fixed rate notes will be paid semi-annually or otherwise on the dates set forth in the applicable pricing supplement. Interest on floating rate notes or index notes will be paid monthly, quarterly, semiannually, annually or as otherwise set forth in the applicable pricing supplement.

Redemption and Repurchase

        The notes may be subject to:

  •
  redemption, at our option; and
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  repayment, at your option.

Book-Entry Notes

        The notes will be issued in book-entry form unless otherwise set forth in the applicable pricing supplement.

Denominations

        The notes will be issued in minimum denominations of $25,000 (or the specified currency equivalent), increased in multiples of $1,000 (or the specified currency equivalent), unless otherwise set forth in the applicable pricing supplement.

        INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Per Note
Initial public offering price(1)	100%
Agents' discounts and commission(2)	0.125% — 0.750%
Our proceeds, before expenses(3)	99.250% — 99.875%

(1)
We will issue the notes at 100% of their principal amount, unless otherwise set forth in the applicable pricing supplement.

(2)
We will pay a commission to each agent, in the form of a discount, ranging from .125% to .750% of the price to the public of any note, depending on maturity, when that agent places such note. Any agent may agree with us, in respect of the sale of a note, to accept a commission other than one based on maturity, provided that the maximum commission will not be greater than 8%. We may sell notes to any agent as principal either at a discount or at 100% of their principal amount, for resale at negotiated prices to be determined by that agent at the time of resale. See "Supplemental Plan of Distribution." We have agreed to indemnify each agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3)
Before deduction of expenses payable by us.

(4)
In U.S. dollars or their equivalent in one or more foreign or composite currencies.

Bear, Stearns & Co. Inc.

August 16, 2006

        We are offering the notes on a continuing basis through Bear, Stearns & Co. Inc., and any other agent we may designate. Each agent has agreed to use its reasonable best efforts to solicit purchases of the notes. We have reserved the right to sell notes directly on our own behalf. We will not list the notes on any securities exchange, and we cannot assure you that the notes offered by this prospectus supplement will be sold or that there will be a secondary market for them. We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement without giving notice. We may reject any offer in whole or in part.

        Each agent may use this prospectus supplement in connection with offers and sales associated with market-making transactions in the notes. Each agent may act as principal or agent in the market-making transactions. The offers and sales will be made at prices that relate to prevailing prices at the time.

        You must read this prospectus supplement and the accompanying prospectus together with all the documents which are deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference (see "Where You Can Find More Information" in the accompanying prospectus). This prospectus supplement and the accompanying prospectus must be read and construed on the basis that the incorporated documents are so incorporated and form part of this document, except as specified in this document.

        We have not authorized any person to give any information or represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information.

RISK FACTORS

        Your investment in the notes involves risk. In consultation with your financial and legal advisers, you should carefully consider the following risks and the other information included or incorporated by reference in the applicable pricing supplement, this prospectus supplement and the accompanying prospectus, including the information under "Where You Can Find More Information" in the accompanying prospectus, before deciding that an investment in the notes is suitable for you. You should not purchase the notes unless you understand and can bear the investment risks of the notes.

There may not be any Trading Market for Your Notes; Many Factors Affect the Trading Market and Value of Your Notes.

        Upon issuance, the notes will not have an established trading market. We cannot assure you a trading market for the notes will ever develop or, if one develops, that it will be maintained. If you wish to liquidate your investment in the notes prior to maturity, selling your notes may be your only option. At that time, there may be an illiquid market for the notes or no market at all. In addition to our own creditworthiness, many other factors may affect the trading market value of, and trading market for, your notes. These factors include:

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  the rate of interest, if any, on your notes;

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  the complexity and volatility of the index or formula applicable to your notes;

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  the method of calculating the principal, or any premium, interest or other amounts payable in respect of your notes;

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  the time remaining to the maturity of your notes;

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  the total outstanding amount of any particular issuance of notes or of our notes in total;

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  any redemption or repayment features of your notes;

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  the amount of any other securities linked to your notes; and

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  the level, direction and volatility of market interest rates generally.

        We expect that changes in interest rates will affect the trading value of the notes. In general, if U.S. interest rates increase, we expect that the trading value of the notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the notes will increase.

        In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear all of the investment risks related to your notes.

The Notes are not Insured Against Loss by any Third Party; You can only Depend on our Earnings and Assets for Payment of Principal and Interest on the Notes.

        The notes will be solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the notes.

        In addition, because we are a holding company whose primary assets consist of shares of stock or other equity interests in our subsidiaries, almost all of our income is derived from those subsidiaries. Our subsidiaries will have no obligation to pay any amount in respect of the notes or to make any funds available for payment of the notes. Accordingly, we will be dependent on dividends and other distributions or loans from our subsidiaries to generate the funds necessary to meet our obligations with respect to the notes, including the payment of principal and interest. The notes will also be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets.

        If funds from dividends, other distributions or loans from our subsidiaries are not adequate, we may be unable to make payments of principal or interest in respect of the notes and you could lose all or a part of your investment.

If the Notes are Redeemable, We may Redeem such Notes when Prevailing Interest Rates are Relatively Low.

        If the pricing supplement for your notes provides that the notes are redeemable at our option, we may choose to redeem the notes on or after the date indicated in the pricing supplement. If the pricing supplement provides that the notes are subject to mandatory redemption or are otherwise repayable at the option of the holder, we also may be required to redeem the notes upon the occurrence of certain events or at a certain date. In the event that prevailing interest rates are relatively low when we choose or are required to redeem the notes, you may not be able to reinvest the redemption proceeds in a comparable security with a yield as high as that on the notes being redeemed. Our ability to redeem the notes before the maturity date may affect the market value of the notes at any time when potential purchasers believe we are likely to redeem notes.

If the Notes you Purchase are Floating Rate Notes, you may Receive a Lesser Amount of Interest in the Future.

        Because the interest rate on floating rate notes will be indexed to an external interest rate or index that may vary from time to time, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, you will receive a lesser amount of interest. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

If the Floating Rate Notes you Purchase are Subject to a Maximum Interest Rate, Your Return will be Limited.

        If the applicable pricing supplement specifies that your floating rate notes are subject to a maximum interest rate, the rate of interest that will accrue on the floating rate notes during any interest reset period will never exceed the specified maximum interest rate. Conversely, although the applicable rate of interest will always be greater than zero for floating rate notes, unless a minimum interest rate is specified in the applicable pricing supplement, we cannot assure you that the interest rate you receive in the future will not decrease.

Holders of Indexed Notes are Subject to Important Risks that are not Associated with More Conventional Debt Securities.

        If you invest in indexed notes, you will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. These risks include the possibility that the particular index or indices may be subject to fluctuations, and the possibility that an investor will receive a lower, or no, amount of principal, premium, or interest, and at different times than expected. In recent years, interest rates and indices have been volatile, and this volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of these risks and their impact on the value of, or payments made on, the indexed notes. Some of the additional risks that you should consider in connection with an investment in indexed notes are as follows:

  •
  You may lose some or all of your principal.The principal amount of an indexed note may or may not be fully "principal protected." This means that the principal amount you will receive at maturity may be less than the original purchase price of the indexed note. It also is possible that principal will not be repaid.

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  Your yield may be less than the yield on a conventional debt security of comparable maturity. Any yield on your investment in an indexed note (whether or not the principal amount is indexed) may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity date.

  •
  The existence of a multiplier or leverage factor may result in the loss of your principal and interest. Some indexed notes may have interest and principal payments that increase or decrease at a rate greater than the rate of a favorable or unfavorable movement in the indexed item. This is referred to as a multiplier or leverage factor. A multiplier or leverage factor in a principal or interest index will increase the risk that no principal or interest will be paid.

  •
  Payment on the indexed note prior to maturity may result in a reduced return on your investment. The terms of an indexed note may require that the indexed note be paid prior to its scheduled maturity date. That early payment could reduce your anticipated return. In addition, you may not be able to invest the funds you receive in a new investment that yields a similar return.

  •
  The United States federal income tax consequences of the indexed notes are uncertain. No statutory, judicial, or administrative authority directly addresses the characterization of the indexed notes or securities similar to the indexed notes for United States federal income tax purposes. As a result, significant United States federal income tax consequences of an investment in the indexed notes are not certain. We are not requesting a ruling from the IRS for any of the indexed notes and we give no assurance that the IRS will agree with the statements made in this prospectus supplement or in the pricing supplement applicable to those notes.

  •
  Your investment return may be less than a comparable direct investment in the stocks included in an index or in a fund that invests in those stocks. A direct investment in the stocks included in an index or in a fund that invests in those stocks would allow you to receive the full benefit of any appreciation in the price of the shares, as well as in any dividends paid by those shares. Indexed notes may not offer these benefits.

Hedging Activities may Affect Your Return at Maturity and the Market Value of the Notes.

        Hedging activities also may affect trading in the notes. We and our affiliates may from time to time engage in hedging activities in connection with an offering of the notes. This hedging activity may affect the value of the notes in a manner that would be adverse to your investment in the notes. In addition, we or our affiliates may acquire a long or short position in the notes from time to time. In the case of indexed notes, we or our affiliates may engage in hedging activity related to the indexed notes or to a component of the index or formula applicable to the indexed notes. All or a portion of these positions may be liquidated at or about the time of the maturity date of the notes. The aggregate amount and the composition of these positions are likely to vary over time. We have no reason to believe that any of our activities will have a material effect on the notes. However, we cannot assure you that our activities or the activities of our affiliates will not affect the prices at which you may sell your notes.

Changes in Our Credit Ratings are Expected to Affect the Value of the Notes.

        Our credit ratings are an assessment of our ability to pay our obligations. Consequently, actual or anticipated changes in our credit ratings, as well as our financial condition or results of operations may significantly affect the trading value of the notes. However, because the return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings, financial condition or results of operations will not reduce the other investment risks related to the notes.

Changes in Exchange Rates and Exchange Controls Could Result in a Substantial Loss to You.

        An investment in notes that are denominated in a specified currency other than U.S. dollars, or the principal, premium and/or any interest of which are determined by reference to a currency or currency index or indices, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events or the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note. Depreciation of a specified currency other than U.S. dollars against the U.S. dollar could result in a decrease in the effective yield of the note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

        Governments have imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified foreign currency for making payments with respect to a note. There can be no assurance that exchange controls will not restrict or prohibit payments in any such currency or currency unit. Even if there are no actual exchange controls, it is possible that the specified currency for any particular note would not be available to make payments when due. In that event, we will repay such note in U.S. dollars on the basis of the most recently available exchange rate. See "Description of Notes — Payment of Principal and Interest."

The Unavailability of Currencies Could Result in a Substantial Loss to You.

        Currently, there are limited facilities in the United States for currency conversion between U.S. dollars and foreign currencies. In addition, banks do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on notes made in a specified currency other than U.S. dollars will be made from an account with a bank located in the country issuing the specified currency. As a result, you may have difficulty or be unable to convert such specified currencies into U.S. dollars on a timely basis or at all. See "Description of Notes — Payment of Principal and Interest." Unless otherwise specified in the applicable pricing supplement, notes denominated in a specified currency other than U.S. dollars will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated.

Judgments in a Foreign Currency Could Result in a Substantial Loss to You.

        The notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on the notes were commenced in a court in the United States, it is likely that such court would grant judgment relating to the notes only in U.S. dollars. It is not clear, however, whether in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. New York statutory law provides, however, that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Therefore, the exchange rate on the date of the judgment could be more favorable than the exchange rate on the date that the judgment is paid.

        Please note, this prospectus supplement, the attached prospectus and the applicable pricing supplement do not describe all the risks of an investment in notes denominated in a specified currency other than U.S. dollars, or the principal of or the premium and/or any interest on which are determined by reference to a currency, currency index or indices, equity index or indices or other formula or measure. You should consult your own financial and legal advisors as to the risks entailed by an investment in notes denominated in a specified currency other than U.S. dollars, or as to which the principal, premium and/or any interest is determined by reference to a currency, currency index or indices, equity index or indices or other formula or measure. These notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency, equity linked or indexed transactions.

CMS Spread Range Accrual Note Interest Rate Risk.

        You should consider the risk that the 30-Year CMS Rate minus the 2-Year CMS Rate, determined on a daily basis, may be less than 0% on one or more New York Business Days during the applicable Interest Payment Period, in which case the Notes will not accrue interest for any day relating to an Accrual Determination Date on which the Accrual Provision is not satisfied during the Interest Payment Period. During the period from April 28, 2000 through June 8, 2000, the difference of the 30-Year CMS Rate minus the 2-Year CMS Rate was, at times, less than zero (as determined by reference to the last trade data reported by Bloomberg L.P.).

        Although the Interest Rate on the Notes is determined by reference to the difference between the 30-Year CMS Rate and the 2-Year CMS Rate, the Notes do not actually pay that difference. The maximum Interest Rate for any Interest Payment Period will be equal to the interest rate factor for that Interest Payment Period (7%, 8% or 12%, as applicable). In addition, no determination as to satisfaction of the Accrual Provision will be made with respect to the Exclusion Period. The determination with respect to each day of an Exclusion Period will be deemed to have been made on the last New York Business Day prior to such Exclusion Period, regardless of what the actual differences are between the 30-Year CMS Rate and the 2-Year CMS Rate for each of the days in that Exclusion Period or whether the Accrual Provision would have otherwise been satisfied if actually tested in that period. As a result, the Interest Rate determination for any Interest Payment Period may not directly correlate to the actual spread between the 30-Year CMS Rate and the 2-Year CMS Rate on each of the New York Business Days in that Interest Payment Period.

CMS Spread Range Accrual Note Call Risk.

        You should consider that it is more likely that we will redeem the notes prior to the maturity date if the Interest Rate results in an interest payment greater than instruments of comparable maturity and credit rating trading in the market.

CMS Spread Range Accrual Note Liquidity Risk.

        The Notes will not be listed on any securities exchange and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to Maturity. You should be aware that we cannot ensure that a secondary market in the Notes will develop and, if such market were to develop, it may not be liquid. If you sell your Notes prior to Maturity, you may receive less than the amount you originally invested. The Calculation Agent has advised us that it intends under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which those bids will be made. The secondary market for, and the market value of, the Notes will be affected by a number of factors independent of our creditworthiness, including the level and direction of interest rates, the Accrual Provisions applicable to the Notes, the anticipated level and potential volatility of the 30-Year CMS Rate and the 2-Year CMS Rate, the method of calculating the 30-Year CMS Rate and the 2-Year CMS Rate, the time remaining to Maturity of the Notes, our right to redeem the Notes, the aggregate principal amount of the Notes, the availability of comparable instruments and the cost to us of unwinding any related hedging activity or any funding arrangement.

        Except as set forth under "Certain U.S. Federal Income Tax Considerations," the information set forth in this prospectus supplement is directed to prospective purchasers who are U.S. residents, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal (and premium, if any) and any interest with respect to the notes. These persons should consult their own financial and legal advisors with regard to such matters.

PRICING SUPPLEMENT

        The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement and the prospectus. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. It is important that you consider all of the information in the pricing supplement, this prospectus supplement and the prospectus when making your investment decision.

DESCRIPTION OF NOTES

General

        The following terms apply to each note unless otherwise specified in the applicable pricing supplement and the note. The applicable pricing supplement will describe the terms for the notes, including:

  •
  interest rate;

  •
  index or other formulas on which principal, interest or other amounts payable may be based;

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  remarketing provisions;

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  our right to redeem notes;

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  your right to tender notes you have purchased; and

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  any other provisions.

        We may issue either Senior Debt Securities or Subordinated Debt Securities under the Senior Indenture, between us and the Trustee that is more fully described in the accompanying prospectus. The notes are part of a single series of our debt securities that are issuable under the indenture. For a description of the rights attaching to the debt securities under the indenture, see "Description of Debt Securities" in the accompanying prospectus. This description and the description under "Description of Debt Securities" in the accompanying prospectus are summaries and do not restate the indenture. We urge you to read the indenture and its supplements which we have filed with the SEC because they, and not this description or the one in the accompanying prospectus, define your rights as a holder of notes. See "Where You Can Find More Information" in the accompanying prospectus on how to locate the indenture and its supplements.

        The notes are limited in amount as described on the cover page of this prospectus supplement, less an amount equal to the aggregate initial public offering price of any other securities we may issue in the future, including any other series of medium-term notes. We may increase this limit if we wish to sell additional notes in the future. Under the indenture, we may issue debt securities over the amount authorized on the date of this prospectus supplement without obtaining your consent or the consent of holders of other debt securities. Each series of notes or other debt securities may differ as to their terms. For current information on our outstanding debt, see our most recent Forms 10-K and 10-Q. See "Where You Can Find More Information" in the accompanying prospectus.

        We will offer the notes on a continuous basis at various times. The notes will mature at face value nine months or more from the date they are issued and before maturity may be subject to redemption at our option or repayment at your option, as specified in the applicable pricing supplement. Each note will be denominated in either U.S. dollars or in another currency that will be specified both on the face of the note and in the applicable pricing supplement.

        You will be required to pay for any notes you purchase by delivery of the requisite amount of the specified currency to an agent, unless other arrangements have been made. Payments should be made in the specified currency in the country issuing the specified currency, provided that, at your election and, in certain circumstances, at our option, payments on notes denominated in other than U.S. dollars may be made in U.S. dollars. See "Risk Factors — The Unavailability of Currencies Could Result in a Substantial Loss to You" and "Payment of Principal and Interest."

        U.S. dollar-denominated notes will be issued in minimum denominations of $25,000, increased in multiples of $1,000. Non-U.S. dollar-denominated notes will be issued in the amount of the specified currency equal to US $25,000 or any integral multiple of the equivalent of US $1,000, as determined by reference to the noon buying rate in New York City for cable transfers in that specified currency as certified for customs purposes by the Federal Reserve Bank of New York for that specified currency on the Business Day before the date of issuance or, if that exchange rate is not available, then on the basis of the most recently available exchange rate for the specified currency. We may specify other authorized denominations in the applicable pricing supplement.

        We may issue the notes as currency indexed notes, the principal amount of which is payable at or before maturity and any interest on which and any premium or other amounts payable with respect to which will be determined by the difference between the currency in which the notes are denominated and another currency or composite currency or by reference to any other currency index or indices, as set forth in the applicable pricing supplement. See "Currency Indexed Notes."

        We may also issue the notes as indexed notes, the principal amount of which is payable at or before maturity and any interest on which and any premium or other amounts payable with respect to which will be determined by reference to the price or performance of one or more specified securities, commodities or indices on certain specified dates, or by some other financial, economic or other measures or instruments. See "Other Indexed Notes."

  •
  The notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the indenture. Because we are a holding company, the notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets.

The notes will not have a sinking fund unless otherwise specified in the pricing supplement.

        Unless otherwise set forth in the applicable pricing supplement, each note will be issued in "book-entry" form represented by a permanent global security registered in the name of The

Depository Trust Company or its nominee. As long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the book-entry note(s) represented by that global security under the indenture. See "Book-Entry Procedures and Settlement" in the accompanying prospectus.

        We may issue the notes as exchangeable notes that are exchangeable at your option for:

  •
  the securities, or cash representing the value of securities, of an entity unaffiliated with us;

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  a basket of these securities;

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  an index or indices of these securities; or

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  any combination of the above options, as is described in the applicable pricing supplement.

Exchangeable notes may bear interest or be issued with original issue discount or at a premium, all as specified in the applicable pricing supplement. See "Exchangeable Notes."

        Under the terms of the indenture, we may defease the notes. See "Description of Debt Securities — Defeasance" in the accompanying prospectus.

        In the following discussion, any time we refer to paying principal on the notes, we mean at maturity or upon redemption or repayment. All times are New York City time unless otherwise noted. The following terms may apply to each note as specified in the applicable pricing supplement. We have provided the definitions of certain capitalized terms used in this prospectus supplement in the Glossary.

Possible Principal Protection

        The applicable pricing supplement will detail whether your principal investment in the notes is (1) fully guaranteed and thus protected, (2) partially protected, (3) possibly protected or (4) not protected.

        Principal protected means that, if held to maturity, your principal investment in the notes is guaranteed and will not be at risk of loss. At maturity, you will receive at least the principal amount of the notes.

        Partial protection means that, your principal investment in the notes is only partially guaranteed. At maturity, you may receive only a portion of the principal amount of the notes.

        Possible principal protection means that only under certain circumstances will your principal investment in the notes be guaranteed. If, and only if, the specific circumstances in the applicable pricing supplement are met and if the notes are held to maturity, your principal investment in the notes is guaranteed and will not be at risk of loss. If the specific circumstances in the applicable pricing supplement are not met, then your investment may result in a loss as there is no guaranteed return of principal.

        If your principal investment is not principal protected, then there is no fixed repayment amount of principal at maturity. Your investment may result in a loss as there is no guaranteed return of principal, and at maturity, the amount you receive may be less than the original purchase price of the notes.

Interest Rate

  General

        We have provided a Glossary at the end of this prospectus supplement to define certain capitalized words used in discussing the interest rate payable on the notes.

        The interest rate on the notes will be either fixed or floating. The interest paid will include interest accrued from the date of original issue to, but excluding, the relevant interest payment date, maturity date, redemption date or repayment date and will be payable on each interest payment date and upon maturity, redemption or repayment. Interest will be paid to the person in whose name the note is registered at the close of business on the record date before each interest payment date, which in the case of global securities representing book-entry notes will be the depository or its nominee. However, interest payable upon maturity, redemption or repayment will be payable to the person to whom principal is payable, which in the case of global securities representing book-entry notes will be the depository or its nominee. The first interest payment on any note issued between a record date and an interest payment date will be made on the interest payment date after the next record date.

  Fixed Rate Notes

        The applicable pricing supplement will designate the fixed rate of interest payable on a fixed rate note. The fixed rate of interest may be zero in the case of a fixed rate note issued with original issue discount. Each fixed rate note will bear interest from its date of original issue at the rate per year stated on its face until the principal is paid or made available for payment. Interest will be paid semiannually or otherwise on the dates specified in the applicable pricing supplement and at maturity, or on redemption or optional repayment.

        The record dates for fixed rate notes will be 15 calendar days before the interest payment date, whether or not that date is a Business Day, unless otherwise specified in the applicable pricing supplement. Interest will be computed using a 360-day year of twelve 30-day months. In the event that any interest payment date, maturity date, redemption date or repayment date of a fixed rate note is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day and, unless otherwise specified by the applicable pricing supplement, no interest shall accrue for the period from and after that interest payment date, maturity date, redemption date or repayment date, as the case may be, to the next Business Day.

Floating Rate Notes

  General

        The interest rate on a floating rate note will be calculated by reference to the specified interest rate formula, plus or minus a spread, if any, as specified in the applicable pricing supplement. The spread is the number of basis points specified in the applicable pricing supplement as applicable to the interest rate for the floating rate note and may be a fixed amount or an amount that increases or decreases over time. The formula may be based on any of the following rates:

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  the Commercial Paper Rate;

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  LIBOR;

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  EURIBOR;

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  the Federal Funds Rate;

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  the Treasury Rate;

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  the Prime Rate;

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  the CMT Rate;

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  CMS Spread Range Accrual Rate; or

  •
  another interest rate formula.

In addition to any spread, the applicable pricing supplement will also indicate any applicable maximum or minimum interest rate limitations.

        The applicable pricing supplement also will define or specify the following terms, if applicable:

  •
  Calculation Date;

  •
  initial interest rate;

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  interest payment period;

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  interest payment dates;

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  record date;

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  Index Maturity;

  •
  Interest Determination Date;

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  Interest Reset Period;

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  Interest Reset Date; and

  •
  sinking fund, if any.

        On your request, the Calculation Agent will provide you with the current interest rate and the interest rate which will become effective on the next interest reset date. See " — How Interest Is Calculated."

  Date Interest Rate Changes

        The interest rate on floating rate notes may be reset daily, weekly, monthly, quarterly, semiannually or annually, as provided in the applicable pricing supplement. Unless otherwise set forth in the applicable pricing supplement, the Interest Reset Date will be:

  •
  for notes which reset daily, each Business Day;

  •
  for notes (other than Treasury Rate notes) which reset weekly, the Wednesday of each week;

  •
  for Treasury Rate notes which reset weekly, the Tuesday of each week;

  •
  for notes which reset monthly, the third Wednesday of each month;

  •
  for notes which reset quarterly, the third Wednesday of March, June, September and December;

  •
  for notes which reset semiannually, the third Wednesday of the two months specified in the note and/or the applicable pricing supplement; and

  •
  for notes which reset annually, the third Wednesday of the month specified in the note and/or the applicable pricing supplement.

The initial interest rate or interest rate formula effective until the first Interest Reset Date will be indicated in the applicable pricing supplement.

        After the first Interest Reset Date, the interest rate will be the rate determined on the next Interest Determination Date as explained below. Each time a new interest rate is determined it will become effective on the next Interest Reset Date. Except for notes which reset daily or weekly, no changes will be made in the interest rate during the 10 days before the date of maturity, redemption or repayment. Unless otherwise specified in the applicable pricing supplement, the interest rate for notes with daily interest reset dates may be changed until the Business Day immediately before the maturity date. Unless otherwise specified in the applicable pricing supplement, the interest rate for notes with weekly reset dates may be changed until the Interest Reset Date immediately before the maturity date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the preceding Business Day.

        In the case of weekly reset Treasury Rate notes, if an auction of Treasury bills falls on a day that is an Interest Reset Date for Treasury Rate notes, the Interest Reset Date will be the following day that is a Business Day.

  When Interest Rate Is Determined

  •
  Unless otherwise specified in the applicable pricing supplement, on the Interest Determination Date.

  When Interest Is Paid

        Unless otherwise specified in the applicable pricing supplement, interest is paid as follows:

  •
  for notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the note or the applicable pricing supplement;

  •
  for notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

  •
  for notes which reset semiannually, on the third Wednesday of the two months of each year specified in the note or the applicable pricing supplement;

  •
  for notes which reset annually, on the third Wednesday of the month specified in the note or the applicable pricing supplement; and

  •
  at maturity, redemption or optional repayment.

        If any interest payment date, maturity date, redemption date or repayment date of a floating rate note is not a Business Day, the related payment of principal, premium, if any, or interest will be postponed to the next Business Day and, unless otherwise specified in the applicable pricing supplement, no additional interest shall accrue for the period from and after that interest payment date, maturity date, redemption date or repayment date, as the case may be, to the next Business Day. However, for LIBOR notes, if the next Business Day is in the next calendar month, principal, premium, if any, or interest will be paid on the preceding Business Day, provided that any such Business Day is also a London Banking Day.

        For floating rate notes, the record date will be 15 calendar days before each interest payment date, whether or not that date is a Business Day, unless otherwise specified in the applicable pricing supplement.

  How Interest Is Calculated

        Unless otherwise specified in the applicable pricing supplement, interest payments will be the amount of interest accrued from, and including, the prior interest payment date in respect of which interest has been paid (or from, and including, the date of original issue if no interest has been paid), to, but excluding, the interest payment date. If the interest payment date is also a day that principal is due, the interest payable will include interest accrued to, but excluding, the date of maturity, redemption or optional repayment.

        Accrued interest from the date of original issue or from the last date to which interest has been paid is calculated by multiplying the face amount of the floating rate note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate applicable to that day by 360, in the case of Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes. With respect to CMT Rate notes and CMS Spread Range Accrual notes, interest is calculated on the basis of twelve 30-day months and a 360-day year.

        All percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 6.876545% (or .06876545) being rounded to 6.87655% (or .0687655) and 6.876544% (or .06876544) being rounded to 6.87654% (or .0687654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

        Unless otherwise specified in the applicable pricing supplement, the Calculation Date relating to an Interest Determination Date will be the earlier of (a) the tenth calendar day after the Interest Determination Date or, if that day is not a Business Day, the next Business Day or (b) the Business Day before the applicable interest payment date, maturity date, redemption date or repayment date. JPMorgan Chase Bank, N.A. (formerly, The Chase Manhattan Bank) will be the Calculation Agent with respect to the floating rate notes. On your request, the Calculation Agent will provide you with the interest rate then in effect, and, if different, the interest rate that will become effective as a result of a determination made on the most recent Interest Reset Date with respect to your floating rate note.

  Legal Maximum Interest Rate

        In addition to any maximum interest rate for any floating rate note, the interest rate on the floating rate notes will not be higher than the maximum rate permitted by New York law, as modified by federal law. Current New York law provides a maximum interest rate of 25% per annum. This limit does not apply to notes with principal amounts of more than $2,500,000.

  Commercial Paper Rate Notes

        Each Commercial Paper Rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and any spread) specified in the Commercial Paper Rate note and in the applicable pricing supplement.

  LIBOR Notes

        Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and any spread) specified in the LIBOR note and in the applicable pricing supplement. LIBOR will be determined by the Calculation Agent unless otherwise specified in the applicable pricing supplement.

  EURIBOR Notes

        Each EURIBOR note will bear interest at the rate (calculated with reference to EURIBOR and any spread) specified in the EURIBOR note and in the applicable pricing supplement. Interest on the Notes will be paid in Euros unless otherwise specified in the applicable pricing supplement.

        If Euros are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or are no longer used by the relevant government or for the settlement of transactions within the international banking community, then all payments in respect of such EURIBOR note will be made in U.S. dollars until Euros are again available to us or so used. Even if there are no actual exchange controls, it is possible that Euros will not be available to make payments when due. In that event, the amounts payable on any date in Euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate as determined by the Calculation Agent in its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the EURIBOR notes. Any payment in respect of such EURIBOR note so made in U.S. dollars will not constitute an event of default under the applicable Indenture.

  Federal Funds Rate Notes

        Each Federal Funds Rate note will bear interest at the rate (calculated with reference to the Federal Funds Rate and any spread) specified in the Federal Funds Rate note and in the applicable pricing supplement. The Federal Funds Rate may be either of the Federal Funds (Effective) Rate or the Federal Funds (Open) Rate.

        If (1) the applicable Federal Funds (Effective) Rate or (2) the Federal Funds (Open) Rate is not published by 3:00 p.m. on the relevant Calculation Date, then the Federal Funds (Effective) Rate and the Federal Funds (Open) Rate, as applicable, will be calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent as of 11:00 a.m., on that Interest Determination Date.

        If the brokers that are selected by the Calculation Agent are not quoting, the interest rate in effect for the applicable period will remain the interest rate then in effect on such Interest Determination Date.

  Treasury Rate Notes

        Each Treasury Rate note will bear interest at the rate (calculated with reference to the Treasury Rate and any spread) specified in the Treasury Rate note and in the applicable pricing supplement.

  Prime Rate Notes

        Each Prime Rate note will bear interest at the rate (calculated with reference to the Prime Rate and any spread) specified in the Prime Rate note and the applicable pricing supplement.

  CMT Rate Notes

        Each CMT Rate note will bear interest at the rate (calculated with reference to the CMT Rate and any spread) specified in the CMT Rate note and in the applicable pricing supplement.

  CMS Spread Range Accrual Notes

        Interest may accrue (at the rate per annum under Interest Rate above for each Interest Payment Period) on each day on which the 30-Year CMS Rate minus the 2-Year CMS Rate for the relevant Accrual Determination Date is equal to or greater than 0% (such calculation referred to as the Accrual Provision). If, however, the 30-Year CMS Rate minus the 2-Year CMS Rate for any Accrual Determination Date is less than 0%, then no interest will accrue for any day relating to such Accrual Determination Date. No determination as to satisfaction of the Accrual Provision will be made with respect to the Exclusion Period. The determination with respect to each day of an Exclusion Period will be deemed to have been made on the last New York Business Day prior to such Exclusion Period.

  Inverse Floating Rate Notes

        Any floating rate note may be designated in the applicable pricing supplement as an inverse floating rate note. In such an event, unless otherwise specified in the applicable pricing supplement, the interest rate on the floating rate note will be equal to a fixed rate of interest minus an interest rate determined based on a rate specified in the applicable pricing supplement, as adjusted by any spread or multiplier.

Index Notes

  Currency Indexed Notes

        We may offer notes the principal amounts of which are payable at or before maturity and the amounts of interest payable on which and/or any premium payable with respect to which are determined by the rate of exchange between the specified currency and the other currency or composite currency or currencies specified as the indexed currency or by reference to some other currency index or indices, in each case as set forth in the applicable pricing supplement.

        Unless otherwise specified in the applicable pricing supplement, you will be entitled to receive a principal amount or portion of that amount in respect of the currency indexed note exceeding the amount designated as the face amount of the currency indexed note in the applicable pricing supplement if, at the stated maturity date, the rate at which the specified currency can be exchanged for the indexed currency is greater than the rate of exchange designated as the base exchange rate, which is expressed in units of the indexed currency per one unit of the specified currency, as specified in the applicable pricing supplement. You will only be entitled to receive a principal amount in respect of the currency indexed notes less than the face amount of currency indexed notes, if, at the stated maturity date, the rate at which the specified currency can be exchanged for the indexed currency is less than the base exchange rate, in each case determined as described under "Payment of Principal and Interest."

        The applicable pricing supplement will set forth information as to the relative historical value of the applicable specified currency against the applicable indexed currency, any currency and/or exchange controls applicable to the specified currency or indexed currency and any additional tax consequences to holders. See "Risk Factors — Changes in Exchange Rates and Exchange Controls Could Result in a Substantial Loss to You."

        Unless otherwise specified in the applicable pricing supplement, we will pay interest, and any premium, in the specified currency based on the face amount of the currency indexed notes and at the rate and times and in the manner set forth in this prospectus supplement and in the applicable pricing supplement.

  Other Indexed Notes

        We may issue indexed notes, in which the amount of principal, or any premium, interest, or other amounts payable at or before maturity is determined by reference, either directly or indirectly, to the price or performance of:

  •
  one or more securities;

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  one or more commodities;

  •
  any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance; and/or

  •
  indices or baskets of any of these items.

  •
  The applicable pricing supplement relating to these other indexed notes will describe one or more of the following terms of your notes:

  •
  the method by and the terms on which any amount of principal will be paid on or before maturity;

  •
  the amount of any interest, premium or other amounts we will pay you or the formula we will use to calculate these amounts; a description of certain additional risks associated with investment in these notes and other information relating to these notes.

        See "Risk Factors — Holders of Indexed Notes are Subject to Important Risks that are not Associated with More Conventional Debt Securities."

Original Issue Discount Notes

        We may issue original issue discount notes, including zero coupon notes, which may be fixed rate, floating rate, or indexed notes that are issued at a price lower than their principal amount or lower than their minimum repayment amount at maturity. Original issue discount notes may bear no interest or may bear interest at a rate that is below market rates at the time of issuance. For notes that do not have any periodic interest payments, interest normally accrues during the life of the notes and is paid at the maturity date or upon earlier redemption or prepayment. Upon an acceleration of the maturity of an original issue discount note, the amount of interest payable will be determined in accordance with the terms of the note as described in the applicable pricing supplement. That amount is normally less than the amount payable at the maturity date. See "Certain U.S. Federal Income Tax Considerations — Original Issue Discount."

Payment of Principal and Interest

        Unless otherwise specified in the applicable pricing supplement, we will pay principal and any premium, interest or other amounts payable on all notes in the applicable specified currency. However, payments on notes denominated in a specified currency other than U.S. dollars will be made in U.S. dollars as described below, unless otherwise specified in the applicable pricing supplement.

  At your option

        Except as provided in the next paragraph, we will pay principal and premium, if any, and interest on all notes denominated in a specified currency other than U.S. dollars in U.S. dollars if the registered noteholder on the relevant record date or at maturity, as the case may be, has delivered a written request for payment of such note in U.S. dollars to the Trustee at its Corporate Trust Office in New York City on or before the applicable record date or 15 days before maturity, as the case may be. The request may be made in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. Any request made will remain in effect with respect to further payments of principal (and premium, if any) and any interest with respect to the note payable to such holder unless the request is revoked on or before the relevant record date or 15 days before maturity, as the case may be. Please note that holders of notes denominated in a specified currency other than U.S. dollars whose notes are registered in the name of a broker or nominee should contact that broker or nominee to determine whether and how an election to receive payments in U.S. dollars should be made.

        The U.S. dollar amount to be paid to a holder of a note denominated in a specified currency other than U.S. dollars who elects to receive payment in U.S. dollars will be based on the highest bid quotation in New York City received by the Exchange Rate Agent as of 11:00 a.m. on the second Business Day before the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to all noteholders electing to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three bid quotations are not available on the second Business Day before the date of payment, the payment will be made in the specified currency. All currency exchange costs whether your notes will be exchangeable for or payable in cash, securities of an issuer other than The Bear Stearns Companies Inc. or other property; additional tax consequences to the holders of these notes, and associated with any payment in U.S. dollars on notes denominated in specified currencies other than U.S. dollars will be borne by the noteholder and will be deducted from the payment to such noteholder.

        Interest will be payable to the person in whose name a note is registered, which in the case of global securities will be the depository or its nominee, at the close of business on the record date before each interest payment date. However, interest payable at maturity will be payable to the person to whom principal shall be payable, which in the case of global securities will be the depository or its nominee.

        The total amount of any principal (and premium, if any) and any interest due on any global security representing one or more book-entry notes on any interest payment date or at maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the depository. The depository will allocate the payments to each book-entry note represented by a global security and make payments to the holders of such global security in accordance with its existing operating procedures. We and the Trustee will not have any responsibility or liability for the payments by the depository. So long as the depository or its nominee is the registered holder of any global security, the depository or its nominee, as the case may be, will be considered the sole holder of the book-entry note or notes represented by such global security for all purposes under the indenture. We understand, however, that under existing industry practice, the depository will authorize the persons on whose behalf it holds a global security to exercise certain rights of holders of securities. See "Book-Entry Procedures and Settlement" in the accompanying prospectus.

        Payments of principal (and premium, if any) and any interest with respect to a note to be made in a specified currency other than U.S. dollars will be made by wire transfer to an account maintained by the noteholder with a bank located in the country issuing the specified currency. Payments may also be made to the noteholder's account in another jurisdiction that we and the Trustee have approved and which has been designated by the registered noteholder on the relevant record date or at maturity, as the case may be, in writing on or before the relevant record date before the interest payment date or 15 days before maturity, as the case may be, and, in the case of payments due at maturity, the note is presented to the Paying Agent in time for the Paying Agent to pay to that account in accordance with its normal procedures. The designation shall be made by filing the appropriate information with the Trustee at its Corporate Trust Office in the Borough of Manhattan, New York City, and, unless revoked in writing, will remain in effect with respect to any future payments on the note payable to such holder.

        If payment cannot be made by wire transfer because the Trustee has not received the required designation on or before the requisite date or for any other reason, a notice will be mailed to the noteholder at its registered address requesting a designation by which the wire transfer can be made and, within five Business Days of receiving this designation, the Trustee will make the appropriate payment. We will pay any administrative costs imposed by banks in connection with making payments by wire transfer, however, except as specified in the applicable pricing supplement, any taxes, assessments or governmental charges imposed on payments will be borne by the noteholder to whom payments are made.

        If the official unit of any component currency is changed as a result of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in that single currency. If any component currency is divided into two or more currencies, the amount of that currency as a component shall be replaced by amounts of those two or more currencies, each of which will have a value on the date of division equal to its proportionate share of the former component currency.

        Notes denominated in a specified currency other than U.S. dollars will provide that, in the event of an official redenomination of the specified currency, our obligations shall, in all cases, be deemed immediately following the redenomination to provide for payment of that amount of the redenominated specified currency representing the amount of such obligations immediately before the currency was redenominated.

        All determinations set forth above to be made by the Calculation Agent and the Exchange Rate Agent, except as expressly provided in this prospectus supplement or the applicable pricing supplement, shall be conclusive for all purposes and binding on all noteholders and on us, in the absence of manifest error, and the Calculation Agent and the Exchange Rate Agent shall not be held liable for these determinations.

        At our option in the case of an imposition of exchange controls or other circumstances beyond our control.

        If the principal of (and premium, if any) or interest on any note is payable in a specified currency other than U.S. dollars and that specified currency is not available due to the imposition of exchange controls or other circumstances beyond our control, or is no longer used by the government of the country issuing that currency or for settlement of transactions by public institutions of or within the international banking community, we may make the requisite payments in U.S. dollars on the basis of the noon buying rate in New York City for cable transfers in that specified currency as certified for customs purposes by the Federal Reserve Bank of New York for that specified currency on the second Business Day before the applicable payment date or, if that exchange rate is not available, then on the basis of the most recently available exchange rate.

Exchangeable Notes

        We may offer notes that are exchangeable at your option for securities, or cash representing the value of securities, of an entity unaffiliated with us; a basket of these securities; an index or indices of these securities or any combination of these options, all as will be described in the applicable pricing supplement. Exchangeable notes may bear interest or be issued with original issue discount or at a premium, all as will be specified in the applicable pricing supplement.

        Unless otherwise specified in the applicable pricing supplement, exchangeable notes will entitle you, either during a period or at specific times, to exchange your note for the underlying security or securities constituting the underlying basket, index or indices of these securities (or combination of these alternatives) at a specified rate of exchange. If so specified in the applicable pricing supplement, exchangeable notes will be redeemable at our option before maturity. If you do not elect to exchange your exchangeable note before maturity or any applicable date for redemption, you will receive the principal amount of such note or applicable redemption price in cash.

        Upon exchange, at maturity or otherwise, of your exchangeable note, you may receive, at the specified exchange rate, either the underlying security or the securities constituting the relevant basket, index or indices or the cash value of such underlying security or securities, all as may be specified in the applicable pricing supplement. The underlying security or securities constituting any basket, index or indices may be the securities of either U.S. or foreign entities, or both, and the exchangeable notes may provide for protection against fluctuations in the rate of exchange between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted, all as may be specified in the applicable pricing supplement. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

Reopened Issues

        We may "reopen" certain issues at any time by offering additional notes with terms identical (other than issue date and issue price) to those of existing notes.

Further Issuances

        Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the notes. These further issuances, if any, will be consolidated to form a single series with the notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. Any additional reissuances will be offered at a price to be determined at the time of pricing of each offering of the notes, which will be a function of the prevailing market conditions and issue price at the time of the relevant sale.

Extension of Maturity Date

        The applicable pricing supplement will indicate whether we may extend the maturity of an Extendible Note.

        During the notice period for each election date, you may elect to extend the maturity of all or any portion of the principal amount of your Extendible Notes so that the maturity of your Extendible Notes will be extended as specified in the applicable pricing supplement. However, if the date to which your Extendible Note is extended, as specified in the applicable pricing supplement, is not a Business Day, the maturity of your Extendible Notes will be extended to the immediately preceding Business Day. The election dates will be specified in the applicable pricing supplement, whether or not any such day is a Business Day.

        You may elect to extend the maturity of all of your Extendible Notes or of any portion thereof having a principal amount of $25,000 or any multiple of $1,000 in excess thereof. To make your election effective on any election date, you must deliver a notice of election during the notice period for that election date. The notice period for each election date will begin on the 5th Business Day prior to the election date and end on the election date; however, if that election date is not a Business Day, the notice period will be extended to the following Business Day. Your notice of election must be delivered to the Trustee for the Extendible Notes, through the normal clearing system channels described in more detail below, no later than the last Business Day of the notice period. Upon delivery to the Trustee of a notice of election to extend the maturity of the Extendible Notes or any portion thereof during a notice period, that election will be revocable during each day of such notice period, until 12:00 noon (New York City time) on the last Business Day in such notice period, at which time such notice will become irrevocable.

        If on any election date you do not make an election to extend the maturity of all or any portion of the principal amount of your Extendible Notes, the principal amount of the Extendible Notes for which you have failed to make such an election will become due and payable on the initial maturity date, or any later date to which the maturity of your Extendible Notes has previously been extended. The principal amount of the Extendible Notes for which such election is not exercised will be represented by a note issued on such election date. The new note so issued will have the same terms as the Extendible Notes, except that it will not be extendible, will have a separate CUSIP number and its maturity date will be the date that is specified in the applicable pricing supplement from and including such election date or, if such date that is specified in the applicable pricing supplement is not a Business Day, the immediately preceding Business Day. The failure to elect to extend the maturity of all or any portion of the Extendible Notes will be irrevocable and will be binding upon any subsequent holder of such Extendible Notes.

        The Extendible Notes will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at a rate determined in the applicable pricing supplement. We describe how floating rates are determined and calculated in the section captioned "Description of Notes — Floating Rate Notes," subject to and as modified by the applicable pricing supplement.

        The Extendible Notes will be issued in registered global form and will remain on deposit the DTC, as depositary for the Extendible Notes. Therefore, you must exercise the option to extend the maturity of your Extendible Notes through DTC. To ensure that DTC will receive timely notice of your election to extend the maturity of all or a portion of your Extendible Notes, so that it can deliver notice of your election to the Trustee prior to the close of business on the last Business Day in the notice period, you must instruct the direct or indirect participant through which you hold an interest in the Extendible Notes to notify DTC of your election to extend the maturity of your Extendible Notes in accordance with the then applicable operating procedures of DTC. Notice of any decision to revoke your election must be made through the same clearing system channels.

        DTC must receive any notice of election from its participants no later than 12:00 noon (New York City time) on the last Business Day in the notice period for any election date. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Extendible Notes to ascertain the deadline for ensuring that timely notice will be delivered to DTC. If the election date is not a Business Day, notice of your election to extend the maturity date of your Extendible Notes must be delivered to DTC by its participants no later than 12:00 noon (New York City time) on the first Business Day following the election date.

        The Extendible Notes will initially be limited to an aggregate principal amount specified in the applicable pricing supplement. We may create and issue additional floating rate Extendible Notes with the same terms as the Extendible Notes so that such additional floating rate Extendible Notes will be combined with this initial issuance of Extendible Notes.

        We may exercise our option to extend a note's maturity date by notifying the Trustee at least 60, but not more than 75 days, before the note's original maturity date that is in effect before we exercised our option. No later than 55 days before the original maturity date, the Trustee will mail to each noteholder a notice, first class, postage prepaid, setting forth:

          (1)   our election to extend the note's maturity date;

          (2)   the new maturity date;

          (3)   in the case of a fixed rate note, the interest rate that will apply to the extension period or, in the case of a floating rate note, the spread, the new Interest Reset Date(s), if any, and the new interest payment date(s), if any, that will apply to the extension period; and

          (4)   the provisions, if any, for redemption or repayment during the extension period.

Once the Trustee has mailed the extension notice to the noteholder, the note's maturity date shall be automatically extended and, except as may be modified by the extension notice or as described in the next paragraph, the note will have the same terms it did before the extension notice was mailed.

        Notwithstanding the foregoing, no later than 20 days before a note's original maturity date, we may at our option revoke its interest rate, in the case of a fixed rate note, or the spread, in the case of a floating rate note, provided for in the extension notice and establish a higher interest rate or higher spread, as the case may be, for the extension period. We may do so by causing the Trustee to mail notice first class, postage prepaid, of a higher interest rate or higher spread, as the case may be, to the noteholder. The notice shall be irrevocable. All notes with respect to which the maturity date is extended will bear the higher interest rate or higher spread, as the case may be, for the extension period, whether or not they are tendered for repayment.

        If we extend the maturity date of a note, the holder of such note may have the option to elect repayment of such note on the original maturity date at a price equal to the principal amount of the note plus any accrued interest to such date. In order for a note to be so repaid on the original maturity date, you must follow the procedures set forth under "Repayment and Repurchase" for optional repayment, except that the period for delivery of such note or notification to the Trustee shall be at least 25 but not more than 35 days before the original maturity date and except that a noteholder who has tendered a note for repayment pursuant to an extension notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day before the original maturity date.

Renewable Notes

        We may offer notes the maturity of which may be renewed at your option for one or more specified periods up to but not beyond the final maturity of the notes. The specific terms for such extensions, including the date or dates on which the option can be exercised and whether the option can be exercised with respect to some but not all of the notes' outstanding principal balance, will be set forth in the applicable pricing supplement.

Redemption

        Unless otherwise stated in the applicable pricing supplement, the notes will not have a sinking fund. Redemption dates, if any, will be fixed at the time of sale and stated in the applicable pricing supplement and on the applicable note. If no redemption date is indicated with respect to a note, the note will not be redeemable before it matures. We may redeem notes at our option beginning on a specified redemption date if the applicable pricing supplement permits redemption. Unless otherwise specified in the applicable pricing supplement, we may redeem such notes in whole or in part in increments of $1,000 at a redemption price equal to 100% of the principal amount to be redeemed, together with interest payable up to the redemption date, by giving notice not more than 60 nor less than 30 days before the redemption date.

Repayment and Repurchase

        Optional repayment dates will be set at the time of sale and set forth in the applicable pricing supplement and on the applicable note. Except as provided under "Extension of Maturity Date," if no optional repayment date is indicated, your note will not be repayable at your option before it matures.

        If the applicable pricing supplement permits, you may cause us to repay your notes on particular dates. Unless otherwise specified in the applicable pricing supplement, we may be required to repay your notes in whole or in part in increments of $1,000, provided that any remaining principal amount of the note is at least $25,000. The repayment price will be equal to 100% of the principal amount to be repaid, plus accrued interest to the repayment date.

        Unless otherwise specified in the applicable pricing supplement, for any note to be repaid in whole or in part at your option, you must deliver to the Trustee not less than 30 nor more than 60 days before the optional repayment date (or any shorter period as described under "Extension of Maturity Date"):

  •
  the note to be repaid with the form entitled "Option to Elect Repayment" set forth on the reverse of such note duly completed; or

  •
  a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the U.S. setting forth:

  •
  your name,

  •
  the principal amount of the note,

  •
  the certificate number of the note or a description of the note's tenor or terms,

  •
  the principal amount of the note to be repaid,

  •
  a statement that you are exercising your option to elect repayment, and

  •
  a guarantee that the note to be repaid, along with the form entitled "Option to Elect Repayment" duly completed, will be received by the Trustee no later than 5 Business Days after the date of the telegram, telex, facsimile transmission or letter.

The Trustee must receive the note and duly completed form entitled "Option to Elect Repayment" by the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter. The exercise of the repayment option will be irrevocable, except as set forth under "Extension of Maturity Date."

        If your note is represented by a global security, the depository's nominee will be the holder and, as a result, will be the only entity that can exercise a right to repayment. To ensure that the depository's nominee will timely exercise a right to repayment with respect to your interest in a global security, you must instruct the broker, or other direct or indirect participant through which you hold such interest, to notify the depository of your desire to exercise a right to repayment. To ascertain the time by which instructions must be given for timely notice to be delivered to the depository, you should consult the broker or other direct or indirect participant through which you hold your interest in a note.

        The applicable pricing supplement may provide that the maturity of a floating rate note will be automatically extended for a specified period, unless you elect during a designated period to terminate the automatic extension of the maturity by following the procedures described in the applicable pricing supplement and in the floating rate note.

        At any time, we may buy the notes at any price in the open market or otherwise. Any notes we purchase may be held or resold or, at our discretion, may be surrendered to the Trustee for cancellation.

Global Notes

  Brief Description of the Global Notes

  The global notes will:

  •
  be a single series of our debt securities under the Indenture;

  •
  only be redeemable before their maturity if certain events involving U.S. taxation occur as discussed under " — Redemption Upon Certain Tax Events;"

  •
  be subject to defeasance in compliance with the Indenture, see "Description of Debt Securities — Defeasance" in the accompanying prospectus; and

  •
  Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries.

  Principal, Maturity and Interest

        The global notes will be issued in the offering and will mature on the date specified in the applicable pricing supplement. We may, without your consent, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the global notes. Any of these additional notes, together with the global notes described in this prospectus supplement will constitute a single series of debt securities under the Indenture. However, no additional notes may be issued if an Event of Default, defined in the accompanying prospectus, has occurred and is continuing with respect to the global notes.

        Interest on the global notes will be paid as specified in the applicable pricing supplement, with first payment including interest from the date of issuance, to the persons who are registered holders of the global notes on dates specified in the applicable pricing supplement immediately before the applicable interest payment date. If any interest payment date is not a Business Day, the interest payment will be made on the next Business Day, and the holder of the global notes is not entitled to any additional interest for the delay. If such next Business Day falls in the next calendar month, principal or interest will be paid on the preceding day that is a Business Day.

        Interest on the global notes will accrue from the original issuance date of the global notes, or from the most recent date on which we have paid or provided for interest on the global notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The global notes will not be entitled to the benefit of any mandatory sinking fund.

  Principal Paying Agent, Paying Agents, Registrar and Transfer Agent

        JPMorgan Chase Bank, N.A. (formerly, The Chase Manhattan Bank), will initially act as the Principal Paying Agent unless otherwise stated in the applicable pricing supplement.(1) We have also agreed that as long as the global notes are listed on the LSE and its rules require, we will appoint and maintain a transfer agent and paying agent in London. The terms "paying agent" and "transfer agent" include the Principal Paying Agent and the Registrar and any additional or successor agents appointed by us. The names of the initial Paying Agents and Transfer Agents and their initial specified offices are set out below.

  Methods of Receiving Payments on the Global Notes

        The Principal Paying Agent will pay interest to DTC, or its nominee, by wire transfer of same day funds for credit to the accounts of DTC's participants and subsequent distribution to the beneficial owners of the global notes, or, if the global notes are issued in certificated form under the circumstances described below in " — Book-Entry, Delivery and Form — Definitive Global Notes," the Principal Paying Agent will pay the registered holder of the global notes against presentation and surrender by such holder of its global note to any paying agent, by U.S. dollar check drawn on a bank in New York City and mailed on the business day immediately before the interest due date.

  Payment of Additional Amounts

        Subject to the various exceptions and limitations set forth below, we will pay as additional interest or principal, as the case may be, on the global notes, all such additional amounts that are necessary in order that the net payment by us or a paying agent of the principal of and interest on the global notes to a person that is not a "U.S. person" for U.S. federal income tax purposes, after deduction for any tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment and as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the

(1)
Bear: Is JPMorgan Chase always the paying agent?

United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings, which is announced or becomes effective on or after the closing date of the global notes, will not be less than the amount provided in the global notes to be then due and payable. However, the obligation to pay additional amounts shall not apply:

          (1)   to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder of the global notes, if the holder of the global notes is an estate, trust, partnership or corporation for federal income tax purposes, or a person holding a power over such an estate, trust, partnership or corporation, or a person holding a power over such an estate or trust administered by a fiduciary holder, being considered as:

            (a)   being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

            (b)   having a current or former connection with the United States, including a connection as a citizen or resident thereof;

            (c)   being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

            (d)   being or having been a private foundation or other tax-exempt organization;

            (e)   being or having been a "10-percent shareholder" of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

            (f)    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

          (2)   to any holder of the global notes that is not the sole beneficial owner of the global notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3)   to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder of the global notes or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder of the global notes or beneficial owner of such global note, if compliance is required by statute or regulation of the United States or of any political subdivision or taxing authority thereof or therein, or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4)   to a tax, assessment or governmental charge that is imposed otherwise than by withholding by us or a paying agent from payments on or in respect of a global note;

          (5)   to a tax, assessment or governmental charge that is imposed or withheld by reason of the presentation by or on behalf of the beneficial owner of any global note for payment on a date more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6)   to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

          (7)   to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any global note, if such payment can be made without such withholding by any other paying agent; or

          (8)   in the case of any combination of any of the above items; nor shall additional amounts be paid with respect to any payment on a global note to a holder of the global notes who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner held its interest in the global note directly.

        The global notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation that is applicable to them. Except as specifically provided under this heading " — Payment of Additional Amounts" and under the heading " — Redemption Upon Certain Tax Events," we are not required to make any payments with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

  Redemption Upon Certain Tax Events

        If,

          (a)   as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings, which is announced or becomes effective on or after the date of this prospectus supplement, we determine that we will be or will become obligated to pay additional amounts as described in this prospectus supplement under the heading " — Payment of Additional Amounts"; or

          (b)   any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether such act is taken with respect to us or any affiliate, that results in a substantial probability that we will or may be required to pay such additional amounts; then we may, at our option, redeem, as a whole, but not in part, the global notes on any Interest Payment Date on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that we determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the global notes. No redemption pursuant to clause (b) above may be made unless we have delivered to the Trustee a written opinion of independent legal counsel of recognized legal standing to the effect that an act taken by a taxing authority of the United States has resulted or will result in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading " — Payment of Additional Amounts" and that we are therefore entitled to redeem the global notes pursuant to their terms.

  Unclaimed Amounts

        The Indenture provides that any payments in respect of principal and any interest remaining that are unclaimed for two years after their due date will be paid to us, and the holder of the global note will after that time look, as an unsecured creditor, only to us for payment of those amounts.

  Notices

        All notices regarding the global notes will be valid if published (i) in a leading English language daily newspaper of general circulation in London, and (ii) in a leading English language daily newspaper of general circulation in New York. However, it is expected that that publication will be made in (i) the Financial Times or another daily newspaper in London approved by the Trustee or, if this is not possible, in one other English language daily newspaper approved by the Trustee with general circulation in Europe, and (ii) The Wall Street Journal (Eastern Edition) in New York. Any notice will be deemed to have been given on the date of the first publication in all the relevant newspapers.

        Until the time any definitive global notes are issued under the circumstances described below in " — Book-Entry, Delivery and Form — Definitive Global Notes," and as long as the Global Securities are held in their entirety on behalf of Euroclear and/or Clearstream and DTC, publication in the specified newspapers may be replaced with the delivery of the relevant notice to Euroclear and/or Clearstream and DTC for communication by them to the Holders of the global notes. Any notice shall be deemed to have been given to the Holders of the global notes on the seventh day after the day on which the notice was given to Euroclear and/or Clearstream or DTC.

  Book-Entry, Delivery and Form

        The global notes will be issued only in book-entry form. This means that we will not issue certificates to you. Instead, the global notes will be issued in the form of Global Securities, which will be deposited with a custodian. The global notes will be registered in the name of Cede & Co., as the nominee for DTC. You will not receive a definitive note representing your interest. This form will be referred to as "book-entry only."

        You may elect to hold your interests in the Global Securities either through DTC (in the United States) or through Clearstream or Euroclear (in Europe). Interests will be held on behalf of Clearstream and Euroclear participants on the books of their respective depositaries.

  Denominations

        Beneficial interests in the Global Securities will be held in denominations of $1,000 increased in multiples of $1,000. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  DTC Services

        DTC has informed us that DTC is:

  •
  a limited purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" under Section 17A of the Securities Exchange Act of 1934.

        DTC holds securities that the DTC Participants deposit with DTC. DTC also facilitates the posttrade settlement among these DTC Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Participants, which eliminates the need for physical movement of securities certificates. The DTC rules applicable to its Participants are on file with the SEC.

        A further description of DTC and DTC's procedures with respect to the Global Securities is set forth in the accompanying prospectus under "Book-Entry Procedures and Settlement — Depositories for Global Securities" and " — Special Considerations for Global Securities."

  Clearstream and Euroclear Services

        Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for the Clearstream Participants and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry charges in accounts of Clearstream Participants, which eliminates the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

        Conducting business in the domestic markets of several countries as a professional depositary, Clearstream is regulated by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include some of the Underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

        Distributions with respect to the global notes that are held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, and to the extent received by the U.S. depositary for Clearstream.

        Euroclear was created in 1968 to hold securities for the Euroclear Participants and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by ECSplc and operated through a license agreement by the Euroclear Operator.

        The Euroclear Operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

        The Euroclear Operator provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services.

        Non-participants of Euroclear may hold and transfer book-entry interests in securities through accounts with a direct Euroclear Participant or any other securities intermediary that holds a book-entry interest in securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear Operator.

        The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Euroclear Terms and Conditions. The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

        All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to global notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

  Definitive Global Notes

        Definitive global notes may be issued upon:

          (i)    Euroclear and/or Clearstream being closed for a continuous period of 14 days (other than by reason of public holidays); and/or

          (ii)   in the limited circumstances set forth in "Book-Entry Procedures and Settlement — Certificates in Registered Form" in the accompanying prospectus.

        If definitive global notes are issued, payment of principal of and interest on the global notes will be made as set forth under " — Methods of Receiving Payments on the global notes" above. Definitive global notes can be transferred by presentation for registration to the Registrar or other transfer agent at any of their specified offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing.

We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive global notes.

  Global Clearance and Settlement Procedures

        Initial settlement for the global notes will be made in same day funds. Secondary market trading and transfers within DTC, Clearstream or Euroclear, as the case may be, will be made in accordance with the usual rules and operating procedures of those systems. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in same day funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in registered form in same day funds.

        Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

        Trading between DTC Purchasers and Sellers.    Secondary market trading between DTC Participants will be settled using the procedures applicable to global bonds in same-day funds.

        Trading between Euroclear and/or Clearstream Participants.    Secondary market trading between Euroclear Participants and/or Clearstream Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

        Trading between DTC Seller and Euroclear or Clearstream Purchaser.    When global notes are to be transferred from the account of a DTC Participant to the account of a Euroclear or Clearstream Participant, the purchaser will send instructions to Euroclear or Clearstream through a Euroclear or Clearstream Participant, as the case may be, at least one business day before settlement. Euroclear or Clearstream will instruct its respective depositary to receive those global notes against payment. Payment for the global notes will then be made by the depositary to the DTC Participant's account against delivery of the global notes. After settlement has been completed, the global notes will be credited to the respective clearing systems, and by the clearing system, in accordance with its usual procedures, to the Euroclear or Clearstream Participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed on the intended value date and the trade fails, the Euroclear or Clearstream cash debit will be valued as of the actual settlement date.

        Euroclear and Clearstream Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit. However, under this approach, DTC Participants may take on credit exposure to Euroclear and Clearstream until the interests in the Global Security are credited to their accounts one day later.

        As an alternative, if Euroclear or Clearstream has extended a line of credit to a Euroclear or Clearstream Participant, as the case may be, that Participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear or Clearstream Participants purchasing global notes would incur overdraft charges for one day, assuming they cleared the overdraft when the global notes were credited to their accounts. However, interest on the global notes would accrue from the value date. Therefore, in many cases the investment income on global notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Participant's particular cost of funds.

        Since the settlement occurs during New York business hours, DTC Participants can employ their usual procedures for transferring global bonds to the respective depositaries of Euroclear or Clearstream for the benefit of Euroclear or Clearstream Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC seller, a cross-market sale transaction will settle no differently than a trade between two DTC Participants.

        Trading between Euroclear or Clearstream Seller and DTC Purchaser.    Because the time zone difference operates in their favor, Euroclear and Clearstream Participants may employ their customary procedures for transactions in which global notes are to be transferred by the respective clearing system, through its respective depositary, to a DTC Participant. The seller will send instructions to Euroclear or Clearstream through a Euroclear or Clearstream Participant at least one business day before settlement. In these cases, Euroclear or Clearstream will instruct its respective depositary to credit the global notes to the DTC Participant's account against payment. The payment will then be reflected in the account of the Euroclear or Clearstream Participant on the following day, and receipt of the cash proceeds in the Euroclear or Clearstream Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York).

        If the Euroclear or Clearstream Participant has a line of credit in its respective clearing system and elects to be in a debt position in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Euroclear or Clearstream Participant's account would instead be valued as of the actual settlement date.

        Finally, day traders that use Euroclear or Clearstream to purchase global notes from DTC Participants for delivery to Euroclear or Clearstream Participants should note that these trades automatically fail on the sale side unless some form of affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

          (i)    borrowing through Euroclear or Clearstream for one day (until the purchase side of the day trade is reflected in their Euroclear or Clearstream accounts) in accordance with the clearing system's customary procedures;

          (ii)   borrowing the global notes in the United States from a DTC Participant no later than one day before settlement, which would give the global notes sufficient time to be reflected in their Euroclear or Clearstream account in order to settle the sale side of the trade; or

          (iii)  staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day before the value date for the sale to the Euroclear or Clearstream Participant.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of global notes among participants of DTC, Clearstream and Euroclear, they are not obligated to perform or continue to perform these procedures. As a result, these procedures may be discontinued at any time.

        The information in this section concerning DTC, Clearstream, Euroclear and their book-entry systems has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy of this information. We are not responsible for DTC's, Clearstream's, Euroclear's or their participants' performance of their respective obligations, as they are described above or under the rules and procedures governing their respective operations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. For purposes of this summary, a "U.S. holder" is a beneficial owner of a note that is:

  •
  an individual who is a citizen or a resident of the United States, for federal income tax purposes;

  •
  a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

  •
  an estate whose income is subject to federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

        For purposes of this summary, a "non-U.S. holder" is a beneficial owner of a note that is:

  •
  a nonresident alien individual for federal income tax purposes;

  •
  a foreign corporation for federal income tax purposes;

  •
  an estate whose income is not subject to federal income tax on a net income basis; or

  •
  a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

        An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

        This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase notes at initial issuance, and own notes as capital assets and not as part of a "straddle," "hedge," "synthetic security," or "conversion transaction" for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the notes in tax-deferred or tax-advantaged accounts; or "controlled foreign corporations" or "passive foreign investment companies" for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the notes. Persons considering the purchase of notes should consult their own tax advisors concerning the application of federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of notes arising under the laws of any other taxing jurisdiction.

        The applicable pricing supplement may contain a further discussion of the special federal income tax consequences applicable to certain notes. The summary of the federal income tax considerations contained in the applicable pricing supplement supersedes the following summary to the extent it is inconsistent therewith.

        PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

  U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes

        Unless otherwise indicated in the applicable pricing supplement, we intend to treat the notes as indebtedness for federal income tax purposes and except as provided below under " — Certain Equity-Linked Notes," the balance of this summary assumes that the notes are treated as indebtedness for federal income tax purposes. However, the treatment of a note as indebtedness for federal income tax purposes depends on a number of factors, and if the notes are not properly treated as indebtedness for federal income tax purposes, the federal income tax treatment of investors in notes may be different than that described below.

        Payments of Interest.    Unless otherwise indicated in the applicable pricing supplement, interest on a note will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder's normal method of accounting for tax purposes.

        Original Issue Discount.    The applicable pricing supplement will indicate whether we intend to treat the notes as issued with original issue discount. The following is a summary of the principal federal income tax consequences of the ownership of notes having original issue discount.

        A note will have original issue discount for federal income tax purposes if its "issue price" is less than its "stated redemption price at maturity" by more than a de minimis amount, as discussed below, and it has a term of more than one year.

        The issue price of a note generally is the first price at which a substantial amount of the "issue" of notes is sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), excluding pre-issuance accrued interest (as discussed below under " — Pre-Issuance Accrued Interest").

        The "stated redemption price at maturity" of a note generally is the total amount of all payments provided by the note other than "qualified stated interest" payments.

        Qualified stated interest generally is stated interest that is "unconditionally payable" in cash or property (other than debt instruments of the issuer) at least annually either at a single fixed rate, or a "qualifying variable rate" (as described below). Qualified stated interest is taxable to a U.S. holder when accrued or received in accordance with the U.S. holder's normal method of tax accounting.

        Interest is considered unconditionally payable only if reasonable legal remedies exist to compel timely payment or the note otherwise provides terms and conditions that make the likelihood of late payment (other than a late payment within a reasonable grace period) or non-payment a remote contingency. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between stated interest payments. Thus, if the interval between payments varies during the term of the instrument, the value of the fixed rate on which payment is based generally must be adjusted to reflect a compounding assumption consistent with the length of the interval preceding the payment.

        Notes having "de minimis original issue discount" generally will be treated as not having original issue discount unless a U.S. holder elects to treat all interest on the note as original issue discount. See " — Election to Treat All Interest and Discount as Original Issue Discount (Constant Yield Method)." A note will be considered to have "de minimis original issue discount" if the difference between its stated redemption price at maturity and its issue price is less than the product of 1/4 of 1 percent of the stated redemption price at maturity and the number of complete years from the issue date to maturity (or the weighted average maturity in the case of a note that provides for payment of an amount other than qualified stated interest before maturity).

        U.S. holders of notes having original issue discount will be required to include original issue discount in gross income for federal income tax purposes as it accrues (regardless of the U.S. holders' method of accounting), which may be in advance of receipt of the cash attributable to such income. Original issue discount accrues under the constant yield method, based on a compounded yield to maturity, as described below. Accordingly, U.S. holders of notes having original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

        The annual amount of original issue discount includible in income by the initial U.S. holder of a note having original issue discount will equal the sum of the "daily portions" of the original issue discount with respect to the note for each day on which the U.S. holder held the note during the taxable year. Generally, the daily portions of original issue discount are determined by allocating to each day in an "accrual period" the ratable portion of original issue discount allocable to the accrual period. The term accrual period means an interval of time with respect to which the accrual of original issue discount is measured and which may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

        The amount of original issue discount allocable to an accrual period will be the excess of:

  •
  the product of the "adjusted issue price" of the note at the commencement of the accrual period and its "yield to maturity" over

  •
  the amount of any qualified stated interest payments allocable to the accrual period.

        The adjusted issue price of a note at the beginning of the first accrual period is its issue price and, on any day thereafter, it is the sum of the issue price and the amount of original issue discount previously includible in the gross income of the U.S. holder (without regard to any "acquisition premium" as described below), reduced by the amount of any payment other than a payment of qualified stated interest previously made on the note. If an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest that is payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated on a pro-rata basis to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval is increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but is not payable until the end of the interval. The yield to maturity of a note is the yield to maturity computed on the basis of compounding at the end of each accrual period properly adjusted for the length of the particular accrual period. If all accrual periods are of equal length except for a shorter initial and/or final accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; however, the original issue discount allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

        Pre-Issuance Accrued Interest.    If (i) a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the note is to be made within one year of the note's issue date, and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the U.S. holder may compute the issue price of the note by subtracting the amount of the pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

        Notes Subject to Call or Put Options.    For purposes of calculating the yield and maturity of a note subject to an option, in general, a call option held by the issuer is presumed exercised if, upon exercise, the yield on the note is less than it would have been had the option not been exercised, and a put option held by a U.S. holder is presumed exercised if, upon exercise, the yield on the note is more than it would have been had the option not been exercised. The effect of this rule generally may accelerate or defer the inclusion of original issue discount in the income of a U.S. holder whose note is subject to a put option or a call option, as compared to a note that does not have such an option. The applicable pricing supplement will indicate whether a put option or call option will be presumed to be exercised and the effect of that presumption. If any option that is presumed to be exercised is not in fact exercised, the note is treated as reissued solely for purposes of the original issue discount rules on the date of presumed exercise for an amount equal to its adjusted issue price on that date. The deemed reissuance will have the effect of redetermining the note's yield and maturity for original issue discount purposes and any related subsequent accruals of original issue discount.

        Variable Rate Debt Instruments.    Certain notes that are treated as "variable rate debt instruments" are subject to special rules described below. The applicable pricing supplement will indicate whether we intend to treat a note as a variable rate debt instrument that is subject to these special rules.

        If a variable rate debt instrument bears interest that is unconditionally payable at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest. The accrual of any original issue discount is determined by assuming the note bears interest at a fixed interest rate equal to the issue date value of the qualified floating rate or qualified inverse floating rate or, in the case of any other objective rate, a fixed internal rate that is equal to the reasonably expected yield for the note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period. The applicable pricing supplement will indicate whether a note is subject to these rules.

        If a variable rate debt instrument bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of original issue discount generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding paragraph, (ii) determining the amount of qualified stated interest and original issue discount by assuming the note bears interest at such substitute fixed rates and (iii) making appropriate adjustments to the qualified stated interest and original issue discount so determined for actual interest rates under the note. However, if such qualifying variable rate includes a fixed rate, the note is treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is such) that would cause the note to have approximately the same fair market value, and the rate is used in lieu of the fixed rate. The applicable pricing supplement will indicate whether a note is subject to these rules.

        Short-Term Obligations.    Certain notes that are treated as "short-term obligations" are subject to special rules. The applicable pricing supplement will indicate whether we intend to treat the notes as short-term obligations. A note that is a short-term obligation will be acquired with "acquisition discount" equal to all payments under the note over the U.S. holder's basis in the note. U.S. holders that report income for federal income tax purposes on the accrual method and certain other holders are required to include original issue discount (equal to the difference between all payments on the note over its issue price) in income or, if the U.S. holder elects, acquisition discount with respect to a note that is a short-term obligation. Original issue discount or acquisition discount on notes that are short-term obligations is accrued on a straight-line basis, unless an irrevocable election with respect to the note is made to accrue the original issue discount or acquisition discount under the constant yield method based on daily compounding.

        In general, an individual or other cash method U.S. holder of a short-term obligation is not required to report original issue discount or acquisition discount with respect to a note that is a short-term obligation until it is paid, unless the U.S. holder elects to do so. An election by a cash basis U.S. holder to accrue and report original issue discount on a note that is a short-term obligation, as well as the election to accrue acquisition discount instead of original issue discount with respect to a note that is a short-term obligation, applies to all short-term obligations acquired by the U.S. holder during the first taxable year for which the election is made, and all subsequent taxable years of the U.S. holder, unless the IRS consents to a revocation. In the case of a U.S. holder that is not required (and does not elect) to include original issue discount or acquisition discount in income as it accrues, any gain realized on the sale, exchange or other taxable disposition of a note that is a short-term obligation is treated as ordinary income to the extent of the original issue discount that had accrued on a straight-line basis (or, if elected, under the constant yield method based on daily compounding) through the date of sale, exchange or other disposition, and the U.S. holder will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry the note in an amount not exceeding the accrued original issue discount (determined on a ratable basis, unless the U.S. holder elects to use a constant yield basis) on the note, until the original issue discount is recognized.

        Accrual method and other U.S. holders that are required to report original issue discount (or acquisition discount) on short-term obligations, and cash method U.S. holders that elect to include original issue discount (or acquisition discount) on short-term obligations in income should generally treat periodic interest payments as nontaxable payments of accrued original issue discount (or acquisition discount) to the extent of the accrual, then as a return of principal that will reduce the U.S. holder's basis in its note (but not below zero), and thereafter as gain.

        Market Discount and Premium.    If a U.S. holder purchases a note, other than a contingent payment debt instrument or a short-term obligation, for an amount that is less than its stated redemption price at maturity or, in the case of a note having original issue discount, less than its revised issue price (which is the sum of the issue price of the note and the aggregate amount of the original issue discount previously includible in the gross income of any holder (without regard to any acquisition premium)), the amount of the difference generally will be treated as market discount for federal income tax purposes. (It is possible that a U.S. holder may purchase a note at original issuance for an amount that is different than its issue price.) The amount of any market discount generally will be treated as de minimis and disregarded if it is less than the product of 1/4 of 1 percent of the stated redemption price at maturity of the note and the number of complete years to maturity (or weighted average maturity in the case of notes paying any amount other than qualified stated interest prior to maturity).

        Under the market discount rules, a U.S. holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. If the note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includible as ordinary income to the U.S. holder as if the U.S. holder had sold the note at its then fair market value. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note.

        Market discount accrues ratably during the period from the date of acquisition to the maturity of a note, unless the U.S. holder elects to accrue it under the constant yield method. A U.S. holder of a note may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. The election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. holder will be increased by the market discount thereon as it is included in income.

        A U.S. holder that purchases a note having original issue discount, other than a contingent payment debt instrument or a short-term obligation, for an amount exceeding its "adjusted issue price" (which is described above under " — Original Issue Discount") and less than or equal to the sum of all remaining amounts payable on the note other than payments of qualified stated interest will be treated as having purchased the note with acquisition premium. The amount of original issue discount that the U.S. holder must include in gross income with respect to such note will be reduced in the proportion that the excess bears to the original issue discount remaining to be accrued as of the note's acquisition and ending on the stated maturity date. Rather than apply the above fraction, the U.S. holder that, as discussed below, elects to treat all interest as original issue discount would treat the purchase at an acquisition premium as a purchase at an original issuance and calculate original issue discount accruals on a constant yield to maturity.

        A U.S. holder that acquires a note, other than a contingent payment debt instrument, for an amount that is greater than the sum of all remaining amounts payable on the note other than payments of qualified stated interest will be treated as having purchased the note at a bond premium and will not be required to include any original issue discount in income. A U.S. holder generally may elect to amortize bond premium. The election to amortize bond premium must be made with a timely filed federal income tax return for the first taxable year to which the U.S. holder wishes the election to apply.

        If bond premium is amortized, the amount of interest that must be included in the U.S. holder's income for each period ending on an interest payment date or on stated maturity, as the case may be, will be reduced by the portion of bond premium allocable to such period based on the note's yield to maturity (or, in certain circumstances, until an earlier call date) determined by using the U.S. holder's basis of the note, compounding at the close of each accrual period. If the bond premium allocable to an accrual period is in excess of qualified stated interest allocable to that period, the excess may be deducted to the extent of prior income inclusions and is then carried to the next accrual period and offsets qualified stated interest in such period. If an election to amortize bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the sale, exchange, redemption or other disposition or payment of the principal amount of the note.

        An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. holder's gross income, held at the beginning of the U.S. holder's first taxable year to which the election applies or thereafter acquired, and may be revoked only with the consent of the IRS. The election to treat all interest as original issue discount is treated as an election to amortize premium. Special rules may apply if a note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

        Election to Treat All Interest and Discount as Original Issue Discount (Constant Yield Method).    A U.S. holder of a note may elect to include in income all interest and discount (including de minimis original issue discount and de minimis market discount), as adjusted by any premium with respect to the note, based on a constant yield method, which is described above under " — Original Issue Discount." The election is made for the taxable year in which the U.S. holder acquired the note, and it may not be revoked without the consent of the IRS. If such election is made with respect to a note having market discount, the U.S. holder will be deemed to have elected currently to include market discount on a constant yield basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a note having amortizable bond premium, the U.S. holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the U.S. holder during the year of election or thereafter.

        Sale, Exchange, Redemption or Repayment of the Notes.    Upon the disposition of a note by sale, exchange, redemption, repayment of principal at maturity or other taxable disposition, a U.S. holder will generally recognize taxable gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but untaxed interest) and (ii) the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note (net of accrued interest) to the U.S. holder, increased by amounts includible in income as original issue discount or market discount, as described above (if the holder elects to include market discount in income on a current basis) and reduced by any amortized bond premium and any payments (other than payments of qualified stated interest) made on the note.

        Because the note is held as a capital asset, such gain or loss (except to the extent that the market discount rules or the rules relating to short-term obligations otherwise provide) will generally constitute capital gain or loss. Capital gains of individual taxpayers from the sale, exchange or other disposition of a note held for more than one year may be eligible for reduced rates of taxation. The deductibility of a capital loss realized on the sale, exchange, or other disposition of a note is subject to limitations.

        Contingent Payment Debt Instruments.    Certain notes that are treated as "contingent payment debt instruments" are subject to special rules. The applicable pricing supplement will indicate whether we intend to treat a note as a contingent payment debt instrument. If a contingent payment debt instrument is issued for cash or publicly traded property, original issue discount is determined and accrued under the "noncontingent bond method." Unless otherwise indicated in the applicable pricing supplement, we intend to treat all notes that are treated as contingent payment debt instruments as subject to the noncontingent bond method.

        Under the noncontingent bond method, for each accrual period, U.S. holders of the notes accrue original issue discount equal to the product of (i) the "comparable yield" (adjusted for the length of the accrual period) and (ii) the "adjusted issue price" of the notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the contingent payment debt instrument, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method may result in recognition of income prior to the receipt of cash.

        In general, the comparable yield of a contingent payment debt instrument is equal to the yield at which the issuer would issue a fixed rate debt instrument with terms and conditions similar to those of the contingent payment debt instrument, including level of subordination, term, timing of payments, and general market conditions. For example, if a hedge of the contingent payment debt instrument is available that, if integrated with the contingent payment debt instrument, would produce a "synthetic debt instrument" with a specific yield to maturity, the comparable yield will be equal to the yield of the synthetic debt instrument. However, if such a hedge is not available, but similar fixed rate debt instruments of the issuer are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread. The applicable pricing supplement will either provide the comparable yield, or the name or title and address or telephone number of our representative who will provide such comparable yield.

        The adjusted issue price at the beginning of each accrual period is generally equal to the issue price of the note plus the amount of original issue discount previously includible in the gross income of the U.S. holder less any noncontingent payment and the projected amount of any contingent payment contained in the projected payment schedule (as described below) previously made on the contingent payment debt instrument.

        In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes all noncontingent payments and projected amounts for each contingent payment to be made under the contingent payment debt instrument that are adjusted to produce the comparable yield. The applicable pricing supplement will either provide such projected payment schedule, or the name or title and address or telephone number of our representative who will provide such projected payment schedule. The projected payment schedule remains fixed throughout the term of the contingent payment debt instrument. A U.S. holder is required to use the issuer's projected payment schedule to determine its interest accruals and adjustments, unless the U.S. holder determines that the issuer's projected payment schedule is unreasonable, in which case the U.S. holder must disclose its own projected payment schedule in connection with its federal income tax return and the reason(s) why it is not using the issuer's projected payment schedule.

        If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its original issue discount accruals when such amounts are paid. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as "positive adjustments"; adjustments arising from contingent payments that are less than the assumed amounts are referred to as "negative adjustments." Positive and negative adjustments are netted for each taxable year with respect to each note. Any net positive adjustment for a taxable year is treated as additional original issue discount income of the U.S. holder. Any net negative adjustment reduces any original issue discount on the note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of original issue discount accrued in prior years. The balance, if any, is treated as a negative adjustment in subsequent taxable years. Finally, to the extent that it has not previously been taken into account, an excess negative adjustment reduces the amount realized upon a sale, exchange, redemption or other taxable disposition of the note.

        A U.S. holder's basis in a contingent payment debt instrument is increased by the projected contingent payments accrued by the holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the amount of any non-contingent payments and the projected amount of any contingent payments previously made. Gain on the sale, exchange, redemption or other taxable disposition of a contingent payment debt instrument generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary only to the extent of the U.S. holder's prior net original issue discount inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital to the extent in excess thereof. The deductibility of a capital loss realized on the sale, exchange or other taxable disposition of a note is subject to limitations.

        A U.S. holder that purchases a note for an amount other than the issue price of the note will be required to adjust its original issue discount inclusions to account for the difference. These adjustments will affect the U.S. holder's basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at other than the issue price should consult their tax advisors regarding these adjustments.

        Prospective investors should consult their own tax advisors with respect to the application of the contingent payment debt instrument provisions to notes.

        Amortizing Notes.    Payments received pursuant to an amortizing note may consist of both a principal and an interest component. The principal component will generally constitute a tax-free return of capital that will reduce a U.S. holder's adjusted tax basis in the note.

        Foreign Currency Notes.    Certain notes that are denominated in or indexed to a foreign currency are subject to special rules. The applicable pricing supplement will indicate whether we intend to treat the notes as subject to these special rules. The following discussion summarizes the principal federal income tax consequences of owning a note that is denominated in or indexed to a foreign currency (other than a currency described in this section that is considered "hyperinflationary") and is not a contingent payment debt instrument or a dual currency note. Special federal income tax considerations applicable to notes that are denominated in or indexed to a hyperinflationary currency, are contingent payment debt instruments, or are dual currency notes, will be discussed in the applicable pricing supplement.

        In general, a U.S. holder that uses the cash method of accounting and holds a note will be required to include in income the U.S. dollar value of the amount of interest income received, whether or not the payment is received in U.S. dollars or converted into U.S. dollars. The U.S. dollar value of the amount of interest received is the amount of the interest paid in the foreign currency, translated into U.S. dollars at the spot rate on the date of receipt. The U.S. holder will not have exchange gain or loss on the interest payment itself, but may have exchange gain or loss when it disposes of any foreign currency received.

        A U.S. holder that uses the accrual method of accounting is generally required to include in income the dollar value of interest accrued during the accrual period. Accrual basis U.S. holders may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, the dollar value of accrued interest is translated at the average rate for the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). For this purpose, the average rate is the simple average of spot rates of exchange for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by the U.S. holder. Under the second method, a U.S. holder can elect to accrue interest at the spot rate on the last day of the interest accrual period (in the case of a partial accrual period, the last day of the taxable year) or, if the last day of an interest accrual period is within five business days of the receipt, the spot rate on the date of receipt. Any such election will apply to all debt instruments held by the U.S. holder and is irrevocable without the consent of the IRS. An accrual basis U.S. holder will recognize exchange gain or loss, as the case may be, on the receipt of a foreign currency interest payment if the exchange rate on the date payment is received differs from the rate applicable to the previous accrual of that interest income. The foreign currency gain or loss will generally be treated as U.S. source ordinary income or loss.

        Original issue discount on a note described in this section is determined in the foreign currency and is translated into U.S. dollars in the same manner that an accrual basis U.S. holder accrues stated interest. Exchange gain or loss is determined when original issue discount is considered paid to the extent the exchange rate on the date of payment differs from the exchange rate at which the original issue discount was accrued.

        The amount of market discount on a note described in this section includible in income will generally be determined by computing the market discount in the foreign currency and translating that amount into dollars at the spot rate on the date the note is retired or otherwise disposed of. If the U.S. holder accrues market discount currently, the amount of market discount which accrues during any accrual period is determined in the foreign currency and translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. Exchange gain or loss may be recognized to the extent that the rate of exchange on the date of the retirement or disposition of the note differs from the exchange rate at which the market discount was accrued.

        Amortizable bond premium on a note described in this section is computed in units of foreign currency and, if the U.S. holder elects, will reduce interest income in units of foreign currency. At the time amortized bond premium offsets interest income (i.e., the last day of the tax year in which the election is made and the last day of each subsequent tax year), exchange gain or loss with respect to amortized bond premium is recognized and is measured by the difference between exchange rates at that time and at the time of the acquisition of the note.

        With respect to the sale, exchange, redemption or other disposition of a note denominated in a foreign currency, the foreign currency amount realized will be considered to be first, the payment of accrued but unpaid interest (on which exchange gain or loss is recognized as described above); second, accrued but unpaid original issue discount (on which exchange gain or loss is recognized as described above); and, finally, as receipt of principal. With respect to principal, exchange gain or loss is equal to the difference between (i) the foreign currency principal amount translated on the date the payment is received or the date of disposition and (ii) the foreign currency principal amount translated on the date the note was acquired, or deemed acquired. Exchange gain or loss computed on accrued interest, original issue discount, market discount and principal is realized, however, only to the extent of total gain or loss on the transaction. The conversion of U.S. dollars into a foreign currency and the immediate use of that currency to purchase a note described in this section generally will not result in a taxable gain or loss for a U.S. holder.

        Certain Other Debt Securities.    Certain notes may be subject to special rules. The applicable pricing supplement will discuss the principal federal income tax consequences with respect to notes that are subject to special rules, including notes that provide for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies relating to payments of interest or of principal.

  Certain Equity-Linked Notes

        Certain Notes Treated as a Put Option and a Deposit.    We may treat certain notes as consisting of a put option and a deposit for federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat the notes as consisting of a put option and a deposit for federal income tax purposes. This section describes the federal income tax consequences of the purchase, beneficial ownership and disposition of a note that we intend to treat as consisting of a put option and a deposit.

        There are no statutory provisions, regulations, published rulings or judicial decisions addressing the treatment for federal income tax purposes of notes with terms that are substantially the same as the notes described in this section. We intend to treat each note described in this section as consisting of a put option (the "Put Option") that requires the holder to purchase the property referenced in the note (the "Reference Assets") from us for an amount equal to the principal amount of the note if certain conditions are satisfied, and a deposit with us of cash, in an amount equal to the principal amount of the note (the "Deposit") to secure the U.S. holder's potential obligation to purchase the Reference Assets. Pursuant to the terms of the notes, each holder agrees to such treatment for all federal income tax purposes. Except for the possible alternative treatments described below, the balance of this summary assumes that the notes are so treated.

        We intend to treat a portion of the stated interest payments on a note described in this section as interest or original issue discount on the Deposit, and the remainder as put premium in respect of the Put Option (the "Put Premium"). The portion of the stated interest rate on a note described in this section that constitutes interest or original issue discount on the Deposit and the portion that constitutes Put Premium will be specified in the applicable pricing supplement.

        If the term of a note described in this section is more than one year, U.S. holders should include the portion of the stated interest payments on the note that is treated as interest in income, as described above under " — Payments of Interest." If any portion of the stated interest payments on a note described in this section is treated as original issue discount its treatment will be as described above under " — Original Issue Discount."

        If the term of a note described in this section is one year or less, the Deposit should be treated as a short-term obligation as described above under " — Short-Term Obligations."

        The Put Premium should not be taxable to a U.S. holder upon its receipt. If the Put Option expires unexercised, the U.S. holder should recognize the total Put Premium received as short-term capital gain at such time.

        If the Put Option is exercised and a U.S. holder receives Reference Assets, the U.S. holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares of stock, as described below). In this event, the U.S. holder should have an adjusted tax basis in all Reference Assets received (including for this purpose any fractional shares of stock) equal to the Deposit, plus accrued but unpaid interest or discount, as applicable, on the Deposit less the total Put Premium received. The U.S. holder's holding period for any Reference Assets received should start on the day after the delivery of the Reference Assets. The U.S. holder should generally recognize a short-term capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of such cash received and the U.S. holder's basis in the fractional shares, which is equal to the U.S. holder's basis in all of the Reference Assets (including the fractional shares of stock), times a fraction, the numerator of which is the fractional shares of stock and the denominator of which is all of the Reference Assets (including fractional shares of stock).

        In we elect to cash settle the Put Option, a U.S. holder should generally recognize a short-term capital gain or loss equal to (i) the amount of cash received less (ii) the amount of the Deposit, plus accrued but unpaid acquisition discount or original issue discount on the Deposit, less the total Put Premium received.

        Upon the exercise or cash settlement of a Put Option, a cash method U.S. holder of a short-term obligation that does not elect to accrue acquisition discount in income currently will recognize ordinary income equal to the accrued and unpaid acquisition discount.

        Upon a sale, or other taxable disposition of a note described in this section for cash, a U.S. holder should allocate the cash received between the Deposit and the Put Option on the basis of their respective values on the date of sale. The U.S. holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sales proceeds allocable to the Deposit (less accrued and unpaid "qualified stated interest" or accrued acquisition discount that the U.S. holder has not included in income, which will be treated as ordinary interest income) and the U.S. holder's adjusted tax basis in the Deposit (which will generally equal the initial purchase price of the note increased by any accrued acquisition discount or original issue discount previously included in income on the Deposit and decreased by the amount of any payment (other than an interest payment that is treated as qualified stated interest) received on the Deposit). Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if the U.S. holder has held the Deposit for more than one year at the time of such disposition. The ability of U.S. holders to use capital losses to offset ordinary income is limited. If the Put Option has a positive value on the date of a sale of a note, the U.S. holder should recognize short-term capital gain equal to the portion of the sale proceeds allocable to the Put Option plus any previously received Put Premium. If the Put Option has a negative value on the date of sale, the U.S. holder should be treated as having paid the buyer an amount equal to the negative value in order to assume the U.S. holder's rights and obligations under the Put Option. In such a case, the U.S. holder should recognize a short-term capital gain or loss in an amount equal to the difference between the total Put Premium previously received and the amount of the payment deemed made by the U.S. holder with respect to the assumption of the Put Option. The amount of the deemed payment will be added to the sales price allocated to the Deposit in determining the gain or loss in respect of the Deposit. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

        U.S. holders should consult the offering documents for the Reference Assets for the federal income tax treatment of acquiring, owning and selling the Reference Assets.

        Although we intend to treat each note described in this section as a Deposit and a Put Option, there are no regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the notes described in this section, and therefore the notes could be subject to some other characterization or treatment for federal income tax purposes. For example, the notes could be treated as contingent payment debt instruments for federal income tax purposes. In this case, in general, U.S. holders should be treated as described above under " — Contingent Payment Debt Instruments."

        Other characterizations and treatments of notes described in this section are possible. Prospective investors in the notes described in this section should consult their tax advisors as to the tax consequences to them of purchasing notes described in this section, including any alternative characterizations and treatments.

        Certain Notes Treated as Forward Contracts.    We may treat certain notes as a forward contract for federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat a note as a forward contract for federal income tax purposes. This section describes the principal federal income tax consequences of the purchase, beneficial ownership and disposition of a note that we intend to treat as a forward contract.

        There are no regulations, published rulings or judicial decisions addressing the treatment for federal income tax purposes of notes with terms that are substantially the same as those described in this section. Accordingly, the proper federal income tax treatment of the notes described in this section is uncertain. Under one approach, the notes would be treated as pre paid cash settled forward contracts with respect to the reference index or asset. We intend to treat each note described in this section consistent with this approach, and pursuant to the terms of the notes, each holder agrees to such treatment for all federal income tax purposes. Except for the possible alternative treatments described below, the balance of this summary assumes that the notes described in this section are so treated.

        A U.S. holder's tax basis in a note described in this section generally will equal the U.S. holder's cost for the note. Upon receipt of cash upon maturity or redemption and upon the sale, exchange or other disposition of the note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or on the redemption, sale, exchange or other disposition and the U.S. holder's tax basis in the note. Any such gain upon the maturity, redemption, sale, exchange or other disposition of the note generally will constitute capital gain. Capital gain of non-corporate taxpayers from the maturity, redemption, sale, exchange or other disposition of a non-principal protected note held for more than one year may be eligible for reduced rates of taxation. Any loss from the maturity, redemption, sale, exchange or other disposition of a non-principal protected note will generally constitute a capital loss. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

        Although we intend to treat each note described in this section as a pre-paid cash-settled forward contract as described above, there are no regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the notes described in this section, and therefore the notes could be subject to some other characterization or treatment for federal income tax purposes. For example, the notes could be treated as "contingent payment debt instruments" for federal income tax purposes. In this case, in general, U.S. holders should be treated as described above under " — Contingent Payment Debt Instruments."

        In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain "notional principal contracts." The preamble to the proposed regulations states that the "wait and see" method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations indicates that similar timing issues exist in the case of prepaid forward contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that a U.S. holder could be required to accrue income over the term of the notes described in this section. In addition, it is possible that the notes could be treated as representing an ownership interest in the reference index or asset for federal income tax purposes, in which case a U.S. holder's federal income tax treatment could be different than described above. Finally, other alternative federal income tax characterizations or treatments of the notes described in this section are possible, and if applied could also affect the timing and the character of the income or loss with respect to the notes.

        Prospective investors in the notes described in this section should consult their tax advisors as to the tax consequences to them of purchasing the notes, including any alternative characterizations and treatments.

  Tax Treatment of Non-U.S. Holders

        Payments on the notes to non-U.S. holders will not be subject to federal withholding tax if the following conditions are satisfied:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the non-U.S. holder is not a controlled foreign corporation for federal income tax purposes that is related to us through actual or constructive ownership;

  •
  the non-U.S. holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business;

  •
  interest payable on the notes is either (a) not determined by reference to any receipts, sales or other cash flow, income or profits, change in the value of any property of, or any dividend or similar payment made by us or a person related to us, within the meaning of Code section 871(h)(4)(A) or (b) determined by reference to changes in the value of actively traded property or an index of the value of actively traded property within the meaning of section 871(h)(4)(C)(v) of the Code; and

  •
  the payments are not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and either (a) the non-U.S. holder provides a correct, complete and executed IRS Form W-8BEN or Form W 8IMY (or successor form) with appropriate attachments, or (b) the non-U.S. holder holds its note through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided an IRS Form W-8IMY and has received documentation upon which it can rely to treat the payment as made to a foreign person.

        The applicable pricing supplement will indicate whether we expect that any property will be treated as actively traded or any index will reference actively traded property within the meaning of section 871(h)(4)(C)(v). If any of these conditions are not satisfied, interest (including original issue discount) on the notes may be subject to a 30% withholding tax, unless an income tax treaty reduces or eliminates the tax or the interest is effectively connected with the conduct of a U.S. trade or business and, in either case, certain certification requirements are met. If such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        In general, gain realized on the sale, exchange or retirement of the notes by a non-U.S. holder will not be subject to federal income tax, unless:

  •
  the gain with respect to the notes is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or

  •
  the non-U.S. holder is a nonresident alien individual who holds the notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

        If the gain realized on the sale, exchange or retirement of the notes by the non-U.S. holder is described in either of the two preceding bullet points, the non-U.S. holder may be subject to federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

        Non-U.S. holders that receive Reference Shares should consult the offering documents for the Reference Shares for the federal income tax treatment of acquiring, owning and selling the Reference Shares.

        A note held by an individual who at death is a non-U.S. holder will not be includible in the individual's gross estate for federal estate tax purposes if the individual would not be subject to any federal income or withholding tax with respect to income or gain on the note or reverse convertible note.

        Non-U.S. holders should consult the offering documents for the Reference Shares for the federal estate tax treatment of acquiring, owning and selling the Reference Shares.

  Information Reporting and Backup Withholding

        Distributions made on the notes and proceeds from the sale of notes to or through certain brokers may be subject to a "backup" withholding tax on "reportable payments" unless, in general, the noteholder complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the notes generally will be refunded by the IRS or allowed as a credit against the noteholder's federal income tax, provided the noteholder makes a timely filing of an appropriate tax return or refund claim.

        Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.

        THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN NOTES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR'S PARTICULAR CIRCUMSTANCES.

SUPPLEMENTAL PLAN OF DISTRIBUTION

        We are offering the notes on a continuing basis through agents. Any agent may sell notes to dealers at a concession not in excess of the discount it received from us. We also may sell the notes:

  (a)
  directly to purchasers on our own behalf; or

  (b)
  through any agent as principal, either at a discount from their principal amount to be agreed on at the time of sale or at 100% of their principal amount, for resale to one or more investors and other purchasers at different prices to be determined by the agent at the time of resale, which may be greater or lesser than the purchase price for those notes paid by the agent.

        We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of the notes in whole or part. Each agent will have the right, in its reasonably exercised discretion, to reject any offer to purchase the notes it receives in whole or in part. We will pay each agent a commission, in the form of a discount, ranging from .125% to .750% of the price offered to the public of the notes, depending on maturity, sold through that agent. Any agent may agree with us to accept a commission other than one based on maturity, in which case the commission will be set forth in the applicable pricing supplement. We and Bear, Stearns & Co. Inc., as the agent, have entered into a distribution agreement dates as of June 19, 2003, as amended, with respect to the notes. Pursuant to the terms of the distribution agreement, the agent has agreed to use its reasonable best efforts to solicit orders to purchase notes. We may also appoint additional agents to solicit offers to purchase the notes, who will enter into the above distribution agreement. Any other agents will be named in the applicable pricing supplement and any solicitation and sale of notes through those agents will be on the same terms and conditions to which the agent has agreed. The other agents or dealers through which we or the agent may sell notes may be our affiliates or customers and may engage in transactions with and perform services for us in the ordinary course of business. We also may pay fees and other amounts to an agent or an affiliate of an agent in connection with certain transactions that we enter into in connection with certain issuances of the notes, which might exceed the agent's discount.

        Unless the applicable pricing supplement indicates otherwise, payment of the purchase price shall be made in funds that are immediately available in New York City.

        The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

        Following the initial distribution of notes, the agent or other affiliates of The Bear Stearns Companies Inc. may use this prospectus supplement in connection with offers and sales associated with market-making transactions in the notes. Each agent may act as principal or agent in the market-making transactions. The offers and sales will be made at prices that relate to prevailing prices at the time.

        Any agents offering notes will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

        Because Bear, Stearns & Co. Inc. is our wholly-owned subsidiary, each distribution of the notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules. The maximum commission or discount received by any NASD member or independent broker-dealer participating in a distribution of the notes will not be greater than eight percent of the aggregate principal amount of the offering of the notes in which such NASD member or independent broker-dealer participates.

LISTING

        We may make application to the UK Listing Authority for the global notes to be admitted to the Official List and to the London Stock Exchange for such global notes to be admitted to trading on the London Stock Exchange's market for listed securities. We cannot guarantee that our application will be approved, settlement of the Notes is not conditional on obtaining the listing and we are not required to maintain the listing.

        We may list the notes on the NYSE, Nasdaq, AMEX, London Stock Exchange or any other exchange as specified in the applicable pricing supplement. We cannot guarantee that our application will be approved, settlement of the Notes is not conditional on obtaining the listing and we are not required to maintain the listing.

VALIDITY OF THE NOTES

        The validity of the notes will be passed on for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

GLOSSARY

        Set forth below are definitions of some of the terms used in this prospectus supplement.

        The "2-Year CMS Rate" in effect for each Interest Payment Period will be the rate that appears on Reuters page ISDA FIX1 under the heading "2YR" at 11:00 a.m., New York City time on the Interest Determination Date for that Interest Payment Period. If such rate does not appear on Reuters page ISDA FIX1 on such date, the rate for such date shall be determined as if the parties had specified "USD-CMS-Reference Banks" as the applicable rate.

        The "30-Year CMS Rate" in effect for each Interest Payment Period for the CMS Spread Range Accrual notes will be the rate that appears on Reuters page ISDA FIX1 under the heading "30YR" at 11:00 a.m., New York City time on the Interest Determination Date for that Interest Payment Period. If such rate does not appear on Reuters page ISDA FIX1 on such date, the rate for such date shall be determined as if the parties had specified "USD-CMS-Reference Banks" as the applicable rate.

        The "Accrual Determination Date" is a determination as to whether the Accrual Provision has been satisfied will be made on each Accrual Determination Date. Each New York Business Day during an Interest Payment Period will be an Accrual Determination Date, provided that such New York Business Day is not within the Exclusion Period. For each day during an Interest Payment Period that is not a New York Business Day and not within the Exclusion Period, the Accrual Determination Date will be the preceding New York Business Day.

        The "Accrual Provision" means that interest will accrue (at the rate per annum under Interest Rate above for each Interest Payment Period) on each day on which the 30-Year CMS Rate minus the 2-Year CMS Rate for the relevant Accrual Determination Date is equal to or greater than 0% (such calculation referred to as the "Accrual Provision"). If, however, the 30-Year CMS Rate minus the 2-Year CMS Rate for any Accrual Determination Date is less than 0%, then no interest will accrue for any day relating to such Accrual Determination Date. No determination as to satisfaction of the Accrual Provision will be made with respect to the Exclusion Period (as defined below). The determination with respect to each day of an Exclusion Period will be deemed to have been made on the last New York Business Day prior to such Exclusion Period.

        "AMEX" means the American Stock Exchange LLC.

        "Business Day" means any day that (a) is not a Saturday or Sunday, (b) in New York, New York, is not a day on which banking institutions generally are authorized or required by law or executive order to close, and (c) if the interest rate formula basis is LIBOR, is also a London Banking Day.

        "Calculation Agent" means the person chosen by us to perform the duties related to interest rate calculations and resets for the floating rate notes.

        "Calculation Date" means, with regard to an Interest Determination Date, the earlier of (i) the 10th calendar day after the Interest Determination Date or if that day is not a Business Day, the next Business Day or (ii) the Business Day before the applicable interest payment date, maturity date, redemption date or repayment date.

        "Clearstream" means Clearstream Banking, société anonyme.

        "Clearstream Participants" means the Clearstream participating organizations.

        "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the designated CMT Telerate Page, under the caption "... Treasury Constant Maturities... Federal Reserve Board Release H.15... Mondays Approximately 3:45 p.m.," under the column for the designated CMT Index Maturity, for:

          (a)   the latest rate displayed at the close of business on such Interest Determination Date if the designated CMT Telerate Page is 7051; or

          (b)   the average for the week, or the month, as specified in the applicable pricing supplement, ended immediately before the week in which the related Interest Determination Date occurs if the designated CMT Telerate Page is 7052.

        If the CMT Rate cannot be set as described above, the following procedures will occur:

          (1)   If the applicable rate described above is not displayed on the relevant page by 3:00 p.m., New York City time on that Calculation Date, unless the calculation is made earlier and the rate is available from that source at that time on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate having the designated Index Maturity, as published in H.15(519) or another recognized electronic source for displaying the rate.

          (2)   If the applicable rate described above is not published in H.15(519) or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time on that Calculation Date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT Rate will be the Treasury constant maturity rate, or other United States Treasury rate, for the Index Maturity and with reference to the relevant Interest Determination Date, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the Calculation Agent determines to be comparable to the rate formerly displayed on the designated CMT Telerate Page and published in H.15(519).

          (3)   If the rate described in the prior paragraph cannot be determined, then the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p.m., New York City time, on the relevant Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in New York City. The Calculation Agent will select five such securities dealers after consulting with us, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States Treasury ("Treasury Notes") with an original maturity of approximately the designated Index Maturity and a remaining term to maturity of not less than the designated Index Maturity minus one year in a representative amount. If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to the designated Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

          (4)   If the Calculation Agent cannot obtain three Treasury Note quotations of the kind described in the prior paragraph, the Calculation Agent will determine the CMT Rate to be the yield to maturity based on the average of the secondary market offered rates for Treasury Notes with an original maturity longer than the designated CMT Index Maturity which have a remaining term to maturity closest to the designated CMT Index Maturity and in a representative amount, as of approximately 3:30 p.m., New York City time, on the relevant Interest Determination Date of leading primary United States government securities dealers in New York City. In selecting these offered rates, the Calculation Agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest). If two Treasury Notes with an original maturity longer than the designated CMT Index Maturity have remaining terms to maturity that are equally close to the designated CMT Index Maturity, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

          (5)   If fewer than five but more than two of the leading primary United States government securities dealers are quoting as described in the prior paragraph, then the CMT Rate for the relevant Interest Determination Date will be based on the average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated.

        If two or fewer leading primary United States government securities dealers selected by the Calculation Agent are quoting as described above, the CMT Rate will remain the CMT Rate then in effect on that Interest Determination Date.

        "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as set forth and calculated in the Glossary section of this prospectus supplement) on such date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Commercial Paper — Nonfinancial." If the rate is not published in H.15(519) on the Calculation Date, the Money Market Yield will be calculated based on the rate on the Interest Determination Date as published in H.15 Daily Update or any other recognized electronic source used for displaying that rate under the heading "Commercial Paper — Nonfinancial."

        If neither of the rates described above is published on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m. on the Interest Determination Date, of three leading dealers of commercial paper in New York City selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency.

        If the three dealers selected are not quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on such Interest Determination Date.

        "DTC" means The Depository Trust Company and is a wholly-owned subsidiary of the DTCC.

        "DTCC" means The Depository Trust & Clearing Corporation ("DTCC") and is owned by a number of DTC Participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

        "DTC Participants" means DTC's participants, including both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        "EPM" means European Central Bank payment mechanism.

        "Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear System (in Europe).

        "Euroclear Participants" means Euroclear's participants.

        "ECSplc" means Euroclear Clearance System Public Limited Company.

        "Euroclear Operator" means Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium.

        "Euroclear Terms and Conditions," collectively, means Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law.

        "Exchange Rate Agent" means JPMorgan Chase Bank, N.A. (formerly, The Chase Manhattan Bank), unless otherwise specified in the applicable pricing supplement.

        "Exclusion Period" means the period beginning on the fifth New York Business Day prior to but not including the last day of the current Interest Payment Period.

        "Extendible Note" means a note with a maturity date extended for one or more periods up to, but not beyond, the date that is set forth in the applicable pricing supplement.

        "EURIBOR" means European Interbank Offered Rate and will be determined the Calculation Agent for each applicable Interest Period in accordance with the following provisions:

          (1)   For each applicable Interest Period, EURIBOR will be determined on the applicable Interest Determination Date on the basis of the offered rate for deposits of Euros having a maturity of three months, commencing on the second Target Settlement Date immediately following such Interest Determination Date, which appears on Telerate page 248 (or such other page as may replace Telerate page 248 for the purpose of displaying European interbank rates of major banks), as of 11:00 A.M., Brussels time, on such Interest Determination Date. If no such rate appears on Telerate page 248 (or such other page as may replace such page), EURIBOR in respect of such Interest Determination Date will be determined as if the parties had specified the rate described in (2) below.

          (2)   On any applicable Interest Determination Date on which no offered rates for deposits of Euros having a maturity of three months appear on Telerate page 248 (or such other page as may replace such page) as described in (1) above, EURIBOR will be determined on the basis of the rates at approximately 11:00 A.M., Brussels time, on such Interest Determination Date at which deposits in Euros having a maturity of three months commencing on the second Target Settlement Date immediately following such Interest Determination Date are offered by four major banks in the European interbank market selected by the Calculation Agent to prime banks in the European interbank market and in a principal amount of not less than the Euro equivalent of US $1,000,000 that is representative of a single transaction in such market at such time. The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, EURIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, EURIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., Brussels time, on such Interest Determination Date by three major banks in New York City, selected by the Calculation Agent for loans in Euros to leading European banks, having a maturity of three months commencing on the second Target Settlement Date immediately following such Interest Determination Date and in a principal amount of not less than the Euro equivalent of US $1,000,000 that is representative for a single transaction in such market at such time. Finally, if the three banks selected by the Calculation Agent are not quoting as mentioned above, EURIBOR will remain EURIBOR then in effect on such Interest Determination Date.

        "Federal Funds Rate" means either the Federal Funds (Effective) Rate or the Federal Funds (Open) Rate.

        Unless otherwise specified in the applicable pricing supplement, the "Federal Funds (Effective) Rate" means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal funds (effective)" on Telerate page 120 or any successor service or page or, if not so published on the Calculation Date relating to that Interest Determination Date, the Federal Funds (Effective) Rate will be the rate on that Interest Determination Date that is published in H.15 Daily Update or any other recognized electronic source used for displaying that rate under the heading "Federal Funds/Effective Rate."

        Unless otherwise specified in the applicable pricing supplement, the:Federal Funds (Open) Rate" means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as reported on Telerate page 5 under the heading "Federal Funds/Open."

        If (1) the applicable Federal Funds (Effective) Rate described above or (2) the Federal Funds (Open) Rate described above is not published by 3:00 p.m. on the relevant Calculation Date, then the Federal Funds (Effective) Rate and the Federal Funds (Open) Rate, as applicable, will be calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent as of 11:00 a.m., on that Interest Determination Date.

        If the brokers that are selected by the Calculation Agent are not quoting, the interest rate in effect for the applicable period will remain the interest rate then in effect on such Interest Determination Date.

        "Global Securities" means global notes that will be issued in the form of one or more fully registered notes.

        "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

        "Indenture" means the Senior Indenture or Subordinated Indenture, collectively as the "Indentures."

        "Index Maturity" means the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

        "Interest Determination Date" is as follows:

  •
  for the Commercial Paper Rate and Federal Funds (Effective) Rate, the Business Day before the Interest Reset Date;

  •
  for LIBOR, the second London Banking Day before the Interest Reset Date;

  •
  for EURIBOR, for any Interest Period means the second Target Settlement Date preceding the Interest Reset Date for such Interest Period;

  •
  for the Treasury Rate, the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, unless the auction may be held on the preceding Friday. If the auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next week;

  •
  for the Prime Rate and Federal Funds (Open) Rate, the same day as the Interest Reset Date;

  •
  for a CMT Rate note, the tenth Business Day before the Interest Reset Date;

  •
  for a CMS Spread Range Accrual note, the fifth Business Day prior to but not including the applicable Interest Reset Date; and

  •
  for global notes, the second London Banking Day preceding the Interest Reset Date for the interest period unless otherwise specified in the applicable pricing supplement.

        "Interest Period" means the period beginning on and including the most recent interest payment date and ending on but excluding the next interest payment date.

        "Interest Reset Date" means the interest payment date on which an Interest Period commences. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next succeeding Business Day except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the next preceding Business Day.

        Interest on the global notes will accrue during the applicable Interest Period. Interest will be computed by multiplying (1) the face amount of a global note by (2) an accrued interest factor computed by multiplying (a) the per annum rate of interest for the applicable Interest Period by (b) a fraction (x) the numerator of which is the actual number of days elapsed in that Interest Period and (y) the denominator of which is 360. The global notes will not be entitled to the benefit of any mandatory sinking fund.

        "IRS" means the Internal Revenue Service.

        "LIBOR" means the London Interbank Offered Rate, and will be determined by the Calculation Agent as follows, unless otherwise specified in the applicable pricing supplement:

        With respect to any Interest Determination Date, either:

          (a)   "LIBOR Reuters," which is the arithmetic mean, as determined by the Calculation Agent, of the offered rates for deposits in U.S. dollars for the maturity specified in the applicable pricing supplement, beginning on the second London Banking Day after that date, which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on that date, if at least two such offered rates appear on the Reuters Screen LIBO Page; or

          (b)   "LIBOR Telerate," which is the offered rate for deposits in U.S. dollars having the specified maturity, beginning on the second London Banking Day after that date, which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that date.

        If neither the Reuters Screen LIBO Page nor Telerate Page 3750 is specified in the applicable pricing supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

        In the case where (a) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (b) above applies, if no rate appears on the Telerate Page 3750, LIBOR will be determined based on the rates at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date at which deposits in U.S. dollars having the specified maturity are offered by four major banks in the London interbank market selected by the Calculation Agent to prime banks in the London interbank market beginning on the second London Banking Day after that date and in a principal amount of not less than U.S. $1,000,000 that is representative of a single transaction in such market at such time (a "representative amount"). The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for that date will be the arithmetic mean of such quotations.

        If fewer than two quotations are provided, LIBOR for that date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. on such date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the specified maturity beginning on the second London Banking Day after that date and in a principal amount of not less than a representative amount.

        Finally, if the three banks are not quoting as mentioned above, LIBOR will remain LIBOR then in effect on such Interest Determination Date.

        "London Banking Day" means any day on which dealings or deposits in U.S. dollars are transacted in the London interbank market.

        "London Stock Exchange" means the London Stock Exchange plc.

        "Money Market Yield" means the yield, expressed as a percentage, calculated in accordance with the following formula:

Money Market Yield =	D × 360	× 100
360-(D × M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

        "Nasdaq" means The Nasdaq Stock Market.

        "NYSE" means the New York Stock Exchange, Inc.

        "Official List" means the official list of the UK Listing Authority.

        "OID" means original issue discount.

        "Paying Agent" means JPMorgan Chase Bank, N.A. (formerly, The Chase Manhattan Bank), unless otherwise specified in the applicable pricing supplement.

        "Prime Rate" means, with respect to any Interest Determination Date, either the rate set forth for that date on Telerate page 5 under the heading "Bank Rate/Prime" or the rate set forth for that date in H.15(519) under the heading "Bank Prime Loan."

        If the Prime Rate cannot be set as described above, the following procedures will occur:

          (1)   If the applicable rate is not published in H.15(519) or on Telerate page 5 prior to 9:00 a.m. on the Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen NYMF Page on such

  Interest Determination Date as such bank's prime rate or base lending rate as in effect for such Interest Determination Date.

          (2)   If fewer than four rates appear on the Reuters Screen NYMF Page, the rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in New York City selected by the Calculation Agent from which quotations are requested.

          (3)   If fewer than two quotations are provided, the Calculation Agent will determine the Prime Rate as the arithmetic mean on the basis of the prime rates in New York City by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state, in each case having total equity capital of at least US $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote the rate or rates.

          (4)   If in any month or two consecutive months, the Prime Rate is not published in H.15(519) or on Telerate page 5 and the banks or trust companies selected are not quoting as mentioned in (3) above, the Prime Rate for the Interest Reset Period will remain the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate notes for which the Prime Rate is being determined shall be the initial interest rate).

        If this failure continues over three or more consecutive months, the Prime Rate for each succeeding Interest Determination Date until the maturity or redemption of such Prime Rate notes or, if earlier, until this failure ceases, shall be LIBOR determined as if such Prime Rate notes were LIBOR notes, and the spread, if any, will be the number of basis points specified in the applicable pricing supplement as the "Alternate Rate Event Spread."

        "Principal Paying Agent" means the entity that will initially act as the principal office or agency where global notes may be presented for payment.

        "Reference Banks" are five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing the USD-CMS-Reference Banks quotations as provided above.

        "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

        "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

        "RTGS" means real-time gross settlement system.

        "Senior Debt Securities" or "Senior Debt" means senior debt.

        "Senior Indenture" means the senior debt indentures dated as of May 31, 1991, as amended.

        "Subordinated Debt Securities" or "Subordinated Debt" means senior subordinated debt.

        "Subordinated Indenture" means the subordinated debt indenture between us and the Trustee.

        "TARGET" means the Trans-European Automated Real-time Gross settlement Express Transfer and is a payment system composed of one RTGS in each of the European Union Member States plus the EPM. The RTGS and EPM systems are interconnected by common procedures to allow cross-border transfers throughout the European Union to move from one system to another. The RTGS systems of non-participating countries may also be connected, provided that they are able to process the Euro alongside their national currency. The domestic RTGS systems and the EPM are interconnected according to common procedures to allow cross-border transfers throughout the European Union to move from one system to another system.

        "Target Settlement Date" means any day on which the TARGET system is open.

        "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

        "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the most recent auction of Treasury bills, direct obligations of the United States, having the Index Maturity specified in the applicable pricing supplement as published under the column designated "Invest Rate" on Telerate page 56 captioned "US Treasury 3MO T-Bill Auction Results" or Telerate page 57 captioned "US Treasury 6MO T-Bill Auction Results."

        If the Treasury Rate cannot be set as described above on the Calculation Date pertaining to such Interest Determination Date, the following procedures will apply, as appropriate:

          (a)   The rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury.

          (b)   If the results of the auction of Treasury bills having the specified Index Maturity are not published in H.15(519) by 3:00 p.m. on the Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m. on the Interest Determination Date, of three leading primary US government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity.

          (c)   Finally, if the dealers are not quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on such Interest Determination Date.

        "Trustee" means JPMorgan Bank, N.A. (formerly, The Chase Manhattan Bank).

        "UK Listing Authority" means the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000.

        "USD-CMS-Reference Banks" rate is determined on the basis of the mid-market semi-annual swap rate quotations provided by the Reference Banks at approximately 11:00 a.m., New York City time on any Interest Determination Date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the Designated Maturity commencing on that date and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. The rate for that Interest Determination Date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

You should only rely on the information contained in this pricing supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

TABLE OF CONTENTS
Prospectus Supplement

RISK FACTORS	S-3
PRICING SUPPLEMENT	S-8
DESCRIPTION OF NOTES	S-8
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-32
SUPPLEMENTAL PLAN OF DISTRIBUTION	S-46
LISTING	S-47
VALIDITY OF THE NOTES	S-47
GLOSSARY	S-47

THE BEAR STEARNS
COMPANIES INC.

Medium-Term Notes, Series B

PROSPECTUS SUPPLEMENT

Bear, Stearns & Co. Inc.

August 16, 2006

QuickLinks

RISK FACTORS
PRICING SUPPLEMENT
DESCRIPTION OF NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
SUPPLEMENTAL PLAN OF DISTRIBUTION
LISTING
VALIDITY OF THE NOTES
GLOSSARY